Exhibit 2.1

CONTRIBUTION AND CORPORATE REORGANIZATION AGREEMENT

BY AND AMONG

WATERBRIDGE INFRASTRUCTURE LLC,

WBR HOLDINGS LLC,

NDB MIDSTREAM LLC,

WATERBRIDGE EQUITY FINANCE LLC,

DESERT ENVIRONMENTAL LLC,

THE CONTRIBUTING PARTIES

AND

EACH ADDITIONAL PARTY HERETO

DATED SEPTEMBER 8, 2025

CONTENTS

i

Exhibits

Exhibit A Contributing Parties and Contributed Equity Interests

Exhibit B Form of Joinder Agreement

Exhibit C Assets of Contributed Entities and Contributing Parties
Exhibit D OpCo Units; Percentage Interests; Closing Equity Values
Exhibit E Form of OpCo A&R LLCA
Exhibit F Form of PubCo A&R LLCA

Exhibit G Form of Instrument of Transfer
Exhibit H Form of WB 892 Merger Agreement
Exhibit I Notice Information

Exhibit J Terminated Agreements

Exhibit K Shareholders’ Agreement

Exhibit L Registration Rights Agreement

Exhibit M Tax Receivable Agreement

Exhibit N Form of A&R LLCA of WaterBridge Holdings

Exhibit O Form of Seventh A&R LLCA of WBEF

Exhibit P Form of Second A&R LLCA of Desert

Exhibit Q Form of Second A&R LLCA of Water JV

Exhibit R Survival

Schedules

Schedule 1 Disclosure Schedules

v

CONTRIBUTION AND CORPORATE REORGANIZATION AGREEMENT

This Contribution and Corporate Reorganization Agreement (this “Agreement”), is executed as of September 8, 2025 (the “Execution Date”), by and among WaterBridge Infrastructure LLC, a Delaware limited liability company (“WaterBridge” or “PubCo”), WBR Holdings LLC, a Delaware limited liability company (“WBR Holdings”), NDB Midstream LLC, a Delaware limited liability company (“Water JV”), WaterBridge Equity Finance LLC, a Delaware limited liability company (“WBEF”), Desert Environmental LLC, a Delaware limited liability company (“Desert”), WaterBridge Resources LLC, a Delaware limited liability company (“WaterBridge Resources”), WaterBridge Co-Invest LLC, a Delaware limited liability company (“WaterBridge Co-Invest”), WaterBridge Co-Invest II LLC, a Delaware limited liability company (“WaterBridge Co-Invest II”), WaterBridge II LLC, a Delaware limited liability company (“WaterBridge II”), NDB Holdings LLC, a Delaware limited liability company (“NDB Holdings”), Devon WB Holdco L.L.C., a Delaware limited liability company (“DVN JV Holdco”), Desert Environmental Holdings LLC, a Delaware limited liability company (“Desert Holdings”), WB 892 LLC, a Delaware limited liability company (“WB 892”), Elda River Infrastructure WB LLC, a Delaware limited liability company (“Elda River”), and Ashburton Investment Private Limited, a Singapore private limited company (“GIC”), and each other Person who becomes a Party hereto in accordance with the terms of this Agreement. Each of the parties to this Agreement is referred to herein from time to time individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each Contributing Party (as defined herein) directly owns the Equity Interests set forth opposite its name on Exhibit A hereto (the “Contributed Equity Interests”);

WHEREAS, in anticipation of the Initial Public Offering (as defined herein), NDB Holdings formed PubCo on April 11, 2025 as the initial sole member thereof, and as of the date hereof, NDB Holdings owns all of the issued and outstanding Equity Interests of PubCo (the “NDB WBI Interest”);

WHEREAS, prior to the Initial Closing Date (as defined herein) and no earlier than thirty (30) days prior to the completion of the WBR Holdings Reorganization (as defined below), WBR Holdings shall form a new Delaware limited liability company, WBI Operating LLC (“OpCo”), and immediately following such formation, (a) WBR Holdings shall own all of the issued and outstanding Equity Interests in OpCo, and (b) OpCo shall become party to this Agreement pursuant to a Joinder in substantially the form attached hereto as Exhibit B;

WHEREAS, on the Initial Closing Date, PubCo, OpCo and the Contributing Parties will complete the WaterBridge Combination Transactions (as defined herein), as set forth in Article II of this Agreement; and

WHEREAS, on the IPO Closing Date, the applicable Parties will complete the Corporate Reorganization Transactions (as defined herein), as set forth in Article III of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions and Interpretation

Section 1.01 Definitions. The following terms when used in this Agreement have the meanings specified or referred to in this Section 1.01:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquired OpCo Interests” has the meaning set forth in Section 3.01(d).

“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person. The term “control” (including its derivatives and similar terms) of a relevant Person means possessing (whether through beneficial ownership of capital stock or other similar interests, by contract, agreement, or otherwise), directly or indirectly, the power to vote more than 50% of the voting stock or other voting ownership or Equity Interests of any such relevant Person. For purposes of this Agreement, no Party nor any of its Affiliates is an “Affiliate” of any other Party, except that: (a) prior to the Initial Closing, (i) Water JV shall be considered an Affiliate of each Water JV Holder, (ii) WBEF shall be considered an Affiliate of each WBEF Holder, and (iii) Desert shall be considered an Affiliate of Desert Holdings, and (b) from and after the Initial Closing, each Contributed Entity and each of its respective Subsidiaries shall be considered an Affiliate of OpCo and not of any Contributing Party or any of its respective Affiliates, and (c) from and after the IPO Closing, each Contributed Entity and each of its Subsidiaries shall be considered an Affiliate of PubCo and not of any Contributing Party or any of its respective Affiliates. Notwithstanding anything to the contrary, for purposes of this Agreement, (x) no portfolio company of Elda River Capital Management, LLC (or its affiliated funds) shall be considered an Affiliate of Elda River and (y) no portfolio company or other investment of GIC Private Limited (or its affiliated funds) shall be considered an Affiliate of GIC.

“Aggregate Consideration” means, with respect to a particular Contributing Party, the total consideration paid or payable to such Contributing Party pursuant to Article II or Article III, as applicable. In determining the “Aggregate Consideration,” the value of any Equity Interests in PubCo or OpCo issued to a Contributing Party shall be based on the price to the public of the Class A shares as set forth on the front cover of the Final Prospectus and, for the avoidance of doubt, shall not include reductions for any underwriting discounts or commissions or any other fees and expenses incurred by PubCo or the other parties to this Agreement in connection therewith.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business” means, (a) with respect to Water JV and its Subsidiaries, the Water JV Business, (b) with respect to WBEF and its Subsidiaries, the WBEF Business, and (c) with respect to Desert and its Subsidiaries, the Desert Business.

“Business Day” means any day (except Saturday or Sunday) on which commercial banks located in Houston, Texas are generally open for business.

“Class A shares” means the Class A common shares representing limited liability interests in PubCo.

“Class B shares” means the Class B common shares representing limited liability interests in PubCo.

“Closing Equity Value” has the meaning set forth in Section 3.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Partnership” has the meaning set forth in Section 11.02(a).

“Contracts” means all contracts, subcontracts, leases, bonds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures or other agreements, commitments or legally binding arrangements, whether written or oral.

“Contributed Assets” means, (a) with respect to Water JV and its Subsidiaries, the Water JV Assets, (b) with respect to WBEF and its Subsidiaries, the WBEF Assets, and (c) with respect to Desert and its Subsidiaries, the Desert Assets.

“Contributed Entity” means, (a) with respect to the Water JV Holders, Water JV, (b) with respect to the WBEF Holders, WBEF, (c) with respect to the WB 892 Holders, WB 892, and (d) with respect to Desert Holdings, Desert.

“Contributed Equity Interests” has the meaning set forth in the recitals.

“Contributing Party” means each WB 892 WaterBridge Holder, WBR Holdings, NDB Holdings, DVN JV Holdco, Desert Holdings, Elda River and WB 892, individually, and “Contributing Parties” means all of the foregoing Persons, collectively.

“Corporate Reorganization Transactions” has the meaning set forth in Section 3.01.

“D&O Provisions” has the meaning set forth in Section 14.14(a).

“D&O Tail Policy” has the meaning set forth in Section 14.14(b).

“Desert” has the meaning set forth in the preamble to this Agreement.

“Desert Assets” means all assets of Desert, including those certain non-hazardous oilfield reclamation and solid waste disposal facilities owned and operated by Desert and its Subsidiaries set forth on Exhibit C-1 and assets primarily used or held for use in connection therewith, and any obligations primarily related thereto.

“Desert Business” means the ownership and operation of the Desert Assets as conducted by Desert and its Subsidiaries as of the Execution Date and consistent with past practice in all material respects.

“Desert Credit Agreement” means a certain Credit Agreement, dated October 3, 2024 (as amended, restated, amended and restated, supplemented, refinanced, renewed, replaced, extended or otherwise modified from time-to-time), among Desert, Desert Reclamation LLC, Desert Operating LLC and Safefill Pecos, LLC, as the Guarantors, and Origin Bank, as the lender.

“Desert Contributions” has the meaning set forth in Section 2.01(c)(iii).

“Desert Holdings” has the meaning set forth in the preamble to this Agreement.

“Desert Interests” means all of the issued and outstanding Equity Interests in Desert.

“Disclosure Schedules” means the Disclosure Schedules delivered to all Parties concurrently with the execution and delivery of this Agreement, and with respect to any Party, contains the disclosure set forth opposite or directly beneath such Party’s name on such Disclosure Schedule as is readily apparent on its face.

“DVN JV Holdco” has the meaning set forth in the preamble to this Agreement.

“Elda River” has the meaning set forth in the preamble to this Agreement.

“Elda River Redemption Amount” means an amount equal to (a) the redemption value of the WBEF Series A Preferred Units calculated in accordance with Section 4.02(d)(i) under the Sixth Amended & Restated Limited Liability Agreement of WBEF as if all such WBEF Series A Preferred Units were outstanding as of the IPO Closing Date, less (b) $75,000,000.

“End Date” has the meaning set forth in Section 13.04(b).

“Environmental Law” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or Release of Hazardous Materials, each as in effect as of the date hereof, including any of the following: (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §9601 et seq.; (b) the Resource Conservation and Recovery Act, 42 U.S.C.A. §6901 et seq.; (c) the Clean Water Act, 33 U.S.C.A. §1251 et seq.; (d) the Safe Drinking Water Act, 42 U.S.C.A. §300f et seq.; (e) the Clean Air Act, 42 U.S.C.A. §7401 et seq.; and (f) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq., as each are amended from time to time, and all analogous state and local Laws.

“Equityholders Agreement” has the meaning set forth in Exhibit J attached hereto.

“Equity Interests” means any (a) corporate stock, shares, partnership interests (whether general or limited), limited liability company interests, membership interests or other equity interests or units, (b) other interest or participation that confers on a Person the right to receive a share of the profits and Losses of, or distribution of assets of, the issuing entity, or the right to vote on or direct the management or affairs of the issuing entity, or (c) subscriptions, calls, warrants, options or commitments of any kind or character relating to, exercisable or exchangeable for, or convertible into, or entitling any Person to purchase or otherwise acquire, any of the foregoing.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final Prospectus” means the final prospectus (as defined in Rule 433 promulgated under the Securities Act) filed by PubCo with the SEC in connection with the Initial Public Offering.

“Financial Statements” has the meaning set forth in Section 6.12(a).

“Five Point Members” means, collectively, WBR Holdings, NDB Holdings and Desert Holdings.

“Fundamental Representations” means (a) with respect to each Contributing Party, those representations and warranties of such Contributing Party set forth in Section 5.01, Section 5.02, Section 5.03(a), Section 5.03(e), Section 5.05 and Section 5.08, (b) with respect to Water JV, WBEF and Desert, those representations and warranties set forth in Section 6.01, Section 6.02, Section 6.03(a), Section 6.05, Section 6.10 and Section 6.11, (c) with respect to the Public Company Group, those representations and warranties set forth in Section 7.01, Section 7.02, Section 7.03(a), Section 7.04, Section 7.05, Section 7.06

and Section 7.07 and (d) with respect to GIC, those representations and warranties of GIC set forth in Section 8.01, Section 8.02, Section 8.03(a), Section 8.03(d), Section 8.04, Section 8.05 and Section 8.08.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GIC” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means any federal, state, local, tribal or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self‑regulated organization or other non‑governmental regulatory authority or quasi‑governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, including any tribal authority having or asserting jurisdiction.

“Governmental Authorization” has the meaning set forth in Section 5.03.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant,” or words of similar intent or meaning, under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Hydrocarbons” means any mixture of gaseous or liquid hydrocarbons, or of hydrocarbons and other gases, whether in a gaseous state, or consisting primarily of methane, oil, condensate, natural gasoline, and all liquid hydrocarbons, or any blend of such.

“Indebtedness” means, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any obligations, contingent or otherwise, under any performance bond or letter of credit or similar facilities (subject to clause (ii) below), (d) obligations under any financing or capital lease arrangements, (e) obligations for purchase price adjustments, under conditional sale or other title retention agreements or for the deferred purchase price of property, assets, services or equity interests (whether contingent or otherwise), including “earn-outs” and “seller notes” (but excluding any trade payables or purchase commitments for capital expenditures arising in the ordinary course of business), (f) the net settlement amount of all obligations under any derivative financial instruments, including interest rate swaps, collars, caps, hedging and other derivative and similar arrangements, (g) guarantees of any of the foregoing described in clauses (a) through (f) above, and (h) for clauses (a) through (g) above, all accrued but unpaid interest, redemption or prepayment premiums or penalties and other fees related to the foregoing thereon, if any. For the avoidance of doubt, Indebtedness shall not include (i) trade payables in the ordinary course of business, (ii) any obligations under any performance bond, letter of credit or similar facility to the extent undrawn or uncalled as of the Initial Closing Date, (iii) any intercompany Indebtedness of any Contributed Entity or its applicable Subsidiary, (iv) any endorsement of negotiable instruments for collection in the ordinary course of business, and (v) any deferred revenue in the ordinary course of business.

“Indemnified Persons” has the meaning set forth in Section 14.14(a).

“Initial Closing” has the meaning set forth in Section 4.01.

“Initial Closing Date” has the meaning set forth in Section 4.01.

“Initial Public Offering” means the first underwritten public offering of Class A shares pursuant to the Registration Statement, with gross proceeds to PubCo of at least $300 million. For purposes of this Agreement, gross proceeds to PubCo shall be determined by multiplying the number of Class A shares to be sold to the public in the Initial Public Offering by the price to the public and, for the avoidance of doubt, shall not include reductions for any underwriting discount or structuring fee or any other fees and expenses incurred by PubCo or the other Parties in connection therewith.

“Insurance Policies” has the meaning set forth in Section 6.15.

“Intended Tax Treatment” has the meaning set forth in Section 11.02(a).

“Interim Balance Sheets” has the meaning set forth in Section 6.12(b).

“IPO Closing” has the meaning set forth in Section 4.03.

“IPO Closing Date” has the meaning set forth in Section 4.03.

“IPO Proceeds” has the meaning set forth in Section 3.01(d).

“Joinder” has the meaning set forth in Section 9.08.

“Knowledge” means with respect to each Party, the actual knowledge (without investigation) of those individuals set forth on Schedule 1.01(a) of such Party’s Disclosure Schedule.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” means, with respect to each Contributed Entity or any Subsidiary thereof, all leases, subleases, licenses or agreements, pursuant to which such Contributed Entity or Subsidiary has a leasehold interest in Real Property, including all amendments, terminations and modifications thereof, in each case, excluding oil and gas or oil, gas and mineral leases.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, lien, collateral assignment, security interest or other encumbrance.

“Lock-Up Agreement” has the meaning set forth in Section 9.06(b).

“Losses” means losses, damages, liabilities, deficiencies, Taxes, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented (i) out-of-pocket attorneys’ fees, (ii) charges and disbursements and (iii) costs of enforcing any right to indemnification hereunder or pursuing any insurance providers.

“Made Available” means that a Party has uploaded and made available to all other Parties such information to that certain data room titled “Project Gulfstream” and hosted by Venue by Donnelley Financial Solutions, at least two Business Days prior to the Execution Date.

“Material Adverse Effect” means (a) with respect to any Party, a material adverse effect on the ability of such Party to consummate the transactions provided for herein or to perform its obligations hereunder or (b) with respect to any Person or group of Persons, any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had a material and adverse effect on the business, assets, financial condition or results of operations of such Person or group of Persons;

provided, however, that, with respect to clause (b), a Material Adverse Effect shall not include any event, occurrence, fact, condition, change, development or effect on the business, assets, financial condition or results of operations of such Person or group of Persons to the extent arising or resulting from (i) changes in the oil and natural gas industry to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person or group of Persons, (ii) changes in general economic conditions (including changes in interest rates or markets for commodities or supplies, including in oil and natural gas, fuel, or water prices), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person or group of Persons, (iii) changes in Laws or standards or interpretations thereof or changes in accounting standards, requirements or principles (including GAAP) to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person or group of Persons, (iv) the announcement, execution or performance of this Agreement, the consummation of the transactions contemplated hereby, or the Initial Public Offering, (v) any natural disaster or acts of terrorism, sabotage, military action or war (whether or not declared) not directly damaging or impacting such Person or group of Persons, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person or group of Persons, or (vi) any action required to be taken under any applicable Law to the extent that such action would have the same general effect on companies engaged in the same lines of business as those conducted by such Person or group of Persons or pursuant to the Agreement or the other Transaction Agreements.

“Material Contracts” means, with respect to any Contributed Entity, all of the following Contracts to which such Contributed Entity or any of its Subsidiaries is a party, or, regardless of the respective parties to such Contract, to which such Contributed Entity’s Contributed Assets are bound or otherwise subject to:

(a) each Contract that includes non‑competition restrictions, geographic restrictions, or other similar restrictions on doing business or which otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, such Contributed Entity (or any of its Affiliates after the Initial Closing) or its Subsidiaries may conduct its business, in each case that will be binding on such Contributed Entity following the IPO Closing;

(b) each Contract (excluding Surface Contracts or Contracts for the sale of skim oil) that constitutes a Produced Water (including recycled Produced Water) sale, transportation, management, services, redelivery, reuse, gathering, handling, treating, disposal, supply, water handling or similar Contract that would reasonably be expected to result in revenues received by such Contributed Entity or its applicable Subsidiary in excess of $25,000,000 in the 12-month period following July 1, 2025;

(c) each Contract (other than a Permit or Surface Contract) with any Governmental Authority relating to the ownership or operation of any such Contributed Assets;

(d) each Contract involving any resolution or settlement of any Action that would reasonably be expected to require non-de minimis expenditures by such Contributed Entity or any of its Subsidiaries or impose non-de minimis obligations or restrictions with respect to any Contributed Asset (and excluding, for the avoidance of doubt, any ongoing monitoring or reporting obligations), in each case following the Execution Date;

(e) each Contract which includes provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden any such Contributed Assets or such Contributed Entity, any of its Subsidiaries or any of its other Affiliates after Initial Closing;

(f) each Contract (other than those disclosed pursuant to paragraph (b) of this definition) that would reasonably be expected to involve expenditures by such Contributed Entity or its applicable Subsidiary in excess of $25,000,000 in the 12-month period following July 1, 2025;

(g) each Contract that provides for the sale, exchange or transfer of any of such Contributed Entity’s (or any of its Subsidiaries’) interest in its Contributed Assets (other than this Agreement and any agreement for the sale of fresh or produced water or skim oil entered into in the ordinary course of Business) following the Execution Date or grants to any Person a right of first refusal, a right of first offer or a right to purchase any such Contributed Assets;

(h) each Contract that is an indenture, mortgage, loan, credit lien, sale‑leaseback, guaranty, bond, letter of credit or similar Contract, or any Contract providing for a financing or capital lease arrangement;

(i) each Contract that constitutes a partnership agreement, joint venture agreement, joint operating agreement or similar Contract;

(j) all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) between or among a Contributed Entity or any of its Subsidiaries, on the one hand, and either (A) a Contributing Party or any of its Affiliates (other than such Contributed Entity or any of its Subsidiaries) or (B) a current or former officer or director of a Contributed Entity or any of its Subsidiaries, on the other hand;

(k) solely with respect to Desert, the top twenty (20) customer Contracts of Desert and its Subsidiaries based on revenue for the six-month period ended June 30, 2025;

(l) each Contract for the sale of skim oil that would reasonably be expected to result in revenues received by such Contributed Entity or its applicable Subsidiary in excess of $25,000,000 in the 12-month period following July 1, 2025; and

(m) each other Contract in effect as of the Execution Date that is filed as an exhibit to the Registration Statement.

“NDB Holdings” has the meaning set forth in the preamble to this Agreement.

“NDB Operating” means WaterBridge NDB Operating LLC.

“NDB WBI Interests” has the meaning set forth in the recitals of this Agreement.

“NYSE” means the New York Stock Exchange.

“OpCo” has the meaning set forth in the recitals of this Agreement.

“OpCo A&R LLCA” has the meaning set forth in Section 3.01(e).

“OpCo Formation Date” has the meaning set forth in Section 9.08.

“OpCo Interest” has the meaning set forth in Section 2.01(c)(i).

“OpCo Recapitalization” has the meaning set forth in Section 3.01(e).

“OpCo Units” has the meaning set forth in Section 3.01(e).

“Organizational Documents” means, with respect to any Person that is not a natural Person, the articles or certificate of incorporation, formation or limited partnership, as applicable, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or other governing or organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 13.01(a)(ii).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means, with respect to a Contributed Entity or its Subsidiaries, any material permit, license, permission, grant or other similar authorization issued by, or required to be issued by, any Governmental Authority with respect to the ownership or operation by such Contributed Entity (or Subsidiary thereof) of any of its Contributed Assets.

“Permitted Liens” means (a) any Lien for Taxes or assessments (i) for which payment is not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and identified on the applicable Party’s Disclosure Schedule, provided that adequate reserves for Taxes described in this clause (ii) have been established in accordance with GAAP (which, for the avoidance of doubt, such reserves shall only be required in respect of those items described in this clause (ii) and not in respect of other items in this definition of “Permitted Liens”), (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability (i) that is not yet due or delinquent or (ii) which is being contested in good faith by appropriate proceedings, (c) all Liens and encumbrances that are released or discharged on or prior to the Initial Closing Date or the IPO Closing Date (as applicable), (d) all Liens encumbering the landowner’s interest underlying an easement that is not in default or in a foreclosure proceeding; (e) all rights vested in or reserved to any Governmental Authority to regulate any of the applicable Contributed Assets, to terminate any rights, power, franchise, license, or permit afforded by such Governmental Authority, or to purchase, condemn, or expropriate any of the applicable Contributed Assets, (f) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority, where the same are customarily obtained subsequent to the assignment, disposition or transfer of any of the applicable Contributed Assets, (g) preferential rights to purchase and required Third Party consents to assignment and similar agreements, in each case that are disclosed on Section 5.04(a) or Section 5.04(b) of the applicable Party’s Disclosure Schedule, as applicable, and (i) for which the applicable consent or waiver has been obtained prior to the Initial Closing Date or the IPO Closing Date (as applicable) or (ii) that are not triggered by the transactions contemplated in the Transaction Agreements, (h) easements, rights‑of‑way, servitudes, permits, surface leases and other rights in respect of surface operations on or over any of the applicable Contributed Assets to the extent the same do not materially interfere with the ownership or use of the applicable Contributed Assets as currently owned and operated, (i) the terms and conditions (including Liens arising thereunder in respect of any obligations that are not yet due or delinquent) of the Material Contracts to the extent the same do not materially interfere with the ownership or use of the applicable Contributed Assets as currently owned and operated, and (j) other imperfections of title or encumbrances, if any, that do not interfere in any material respect with the value, use or ownership of the applicable Contributed Assets as currently owned and operated.

“Person” means any individual or corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pipelines” means, with respect to a Contributed Entity (or its Subsidiaries), all Produced Water gathering and transportation pipelines owned and operated by such Contributed Entity (or a Subsidiary thereof).

“Pre-Transaction Claims” has the meaning set forth in Section 9.10.

“Pre-Transaction Matters” has the meaning set forth in Section 9.10.

“Preferential Purchase Right” means any (a) preferential purchase rights, rights of first refusal or similar rights or (b) rights of first offer, tag‑along rights, drag‑along rights or other similar rights.

“Private Placement” means a private placement of Class A shares by PubCo that would be consummated substantially concurrently with, and contingent upon, the IPO Closing.

“Produced Water” means water, brine, saltwater, frac flowback water and associated incidental Hydrocarbons from oil and natural gas exploration and production activities.

“PubCo” or “WaterBridge” has the meaning set forth in the preamble to this Agreement.

“PubCo A&R LLCA” has the meaning set forth in Section 3.01(a).

“Public Company Group” has the meaning set forth in Article VII.

“Public Company Group Member” has the meaning set forth in Article VII.

“Purchased Class B shares” has the meaning set forth in Section 3.01(c).

“Real Property” means, with respect to a Contributed Entity or any Subsidiary thereof, any fee, easement, license, servitude, or leasehold estates in real property and all surface rights appurtenant thereto of such Contributed Entity or any Subsidiary thereof, together with the interests of such Contributed Entity or Subsidiary in all buildings, facilities, fixtures and other improvements located thereon and all appurtenances thereto and any surface right leases or agreements for the use or occupancy by such Contributed Entity or Subsidiary of land above, on, or below the surface for any purpose or for the injection by the Contributed Entity or Subsidiary of products into the ground or removal of products from the ground (including all Surface Contracts), in each case, excluding oil, gas or other mineral interests, whether in fee or leasehold.

“Recycling Facilities” means any facilities and equipment intended to transport, store and/or treat Produced Water (and/or blend Produced Water with fresh or brackish water), in each case, for the purpose of making such Produced Water or blended water available to customers for use or reuse, including ponds and co-located pipelines, aeration and/or chemical treating facilities and related infrastructure, as applicable.

“Registration Rights Agreement” has the meaning set forth in Section 4.02(a)(i).

“Registration Statement” means the Registration Statement on Form S-1 (No. 333-289823) (including the prospectus included therein and the exhibits thereto), filed by PubCo in connection with the Initial Public Offering, as amended from time to time.

“Registration Statement Draft” means the Registration Statement as amended as of September 8, 2025.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, seeping, escaping, leaching, dumping, injection, disposal or discharge into the environment.

“Released Parties” has the meaning set forth in Section 9.10.

“Released Securities” has the meaning set forth in Section 9.06(b).

“Releasing Parties” has the meaning set forth in Section 9.10.

“Representatives” means the representatives of the Underwriters named in the Registration Statement.

“Rescission Event” has the meaning set forth in Section 13.04(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders’ Agreement” has the meaning set forth in Section 4.02(a)(ii).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other Equity Interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Subsidiary Equity Interests” has the meaning set forth in Section 6.05(b).

“Surface Contracts” means, with respect to any Contributed Entity or any Subsidiary thereof, all easements, permits, licenses, servitudes, rights‑of‑way, Leases, and other surface rights appurtenant to, and used or held for use by such Contributed Entity or Subsidiary in connection with, the Contributed Assets.

“Supermajority Interest” means Parties holding (or entitled to receive) at least 70% of the total OpCo Interests to be issued to the Parties to this Agreement prior to the IPO Closing; provided that, such Parties must include each of DVN JV Holdco and GIC.

“SWD Well” means, with respect to a Contributed Entity or any Subsidiary thereof, each Produced Water disposal well owned and operated by such Contributed Entity or Subsidiary.

“Tax” means any U.S. federal, state, local or non-U.S. taxes, levies, fees, imposts, assessments, duties and charges of whatever kind in the nature of a tax (including any interest, penalties, or additions attributable thereto, imposed in connection therewith or imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital gains, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, severance, production, environmental, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording.

“Tax Receivable Agreement” has the meaning set forth in Section 4.02(a)(iii).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement, including any schedule or related or supporting information, filed or required to be filed in connection with the determination, assessment or collection of any Tax, including any attachment, amendment, or supplement thereto.

“Terminated Agreements” has the meaning set forth in Section 9.12.

“Termination Agreement” has the meaning set forth in Section 9.12.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transaction Agreements” means, collectively, this Agreement, the OpCo A&R LLCA, the PubCo A&R LLCA, the Registration Rights Agreement, the Shareholders’ Agreement, the Tax Receivable Agreement, the WB 892 Merger Agreement, the Lock-Up Agreements and any of the certificates, agreements, documents or instruments delivered pursuant to Section 4.02.

“Transaction Expenses” means, in respect of each Contributed Entity or other applicable Party, all reasonable and documented out-of-pocket fees and expenses (other than Taxes) incurred (or estimated to be incurred, as the case may be) by such Person or its Affiliates, in connection with the preparation, negotiation and execution of this Agreement and the Transaction Agreements, and the performance and consummation of the transactions contemplated hereby and thereby to occur at the Initial Closing or the IPO Closing, as the case may be or otherwise relating to the IPO.

“Transfer Taxes” has the meaning set forth in Section 11.01.

“Underwriters” means the underwriters named in the Registration Statement.

“Underwriters’ Option” means the option, at the election of the Underwriters, to purchase additional Class A shares pursuant to the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement to be entered into by PubCo with the Representatives in connection with the Initial Public Offering and pursuant to which PubCo shall agree to issue and sell (a) a certain number of Class A shares to the Underwriters at the price set forth therein plus, (b) at the election of the Underwriters, up to a certain number of additional Class A shares pursuant to the Underwriters’ Option.

“Water JV” has the meaning set forth in the preamble to this Agreement.

“Water JV Assets” means all assets of Water JV, including those certain Produced Water midstream assets owned and operated by NDB Holdings and its Subsidiaries set forth on Exhibit C-2, and assets primarily used or held for use in connection therewith, and any obligations primarily related thereto.

“Water JV Business” means the ownership and operation of the Water JV Assets as conducted by Water JV and its Subsidiaries as of the Execution Date and consistent with past practice in all material respects.

“Water JV Holder” means each of DVN JV Holdco and NDB Holdings, individually.

“Water JV Interests” means all of the issued and outstanding Equity Interests in Water JV.

“WaterBridge II” has the meaning set forth in the preamble to this Agreement.

“WaterBridge Co-Invest” has the meaning set forth in the preamble to this Agreement.

“WaterBridge Co-Invest II” has the meaning set forth in the preamble to this Agreement.

“WaterBridge Combination Transactions” has the meaning set forth in Section 2.01.

“WaterBridge Holdings” has the meaning set forth in Section 9.02(a).

“WaterBridge Resources” has the meaning set forth in the preamble to this Agreement.

“WB 892” has the meaning set forth in the preamble to this Agreement.

“WB 892 Contributions” has the meaning set forth in Section 2.01(a).

“WB 892 Holder” means each WB 892 WaterBridge Holder and GIC.

“WB 892 WaterBridge Holder” means each of WaterBridge Resources, WaterBridge Co-Invest, WaterBridge Co-Invest II and WaterBridge II, individually.

“WB 892 Interests” means all of the issued and outstanding Equity Interests in WB 892.

“WB 892 Merger” has the meaning set forth in Section 2.01(d).

“WB 892 Merger Agreement” has the meaning set forth in Section 2.01(d).

“WBEF” has the meaning set forth in the preamble to this Agreement.

“WBEF Assets” means all assets of WBEF, including those certain Produced Water midstream assets owned and operated by WBEF and its Subsidiaries set forth on Exhibit C-3, and assets primarily used or held for use in connection therewith, and any obligation primarily related thereto.

“WBEF Business” means the ownership and operation of the WBEF Assets as conducted by WBEF and its Subsidiaries as of the Execution Date and consistent with past practice in all material respects.

“WBEF Contributions” has the meaning set forth in Section 2.01(b).

“WBEF Holder” means each of WaterBridge Resources, WaterBridge Co-Invest, WaterBridge Co-Invest II, WB 892, WaterBridge II and Elda River.

“WBEF Interests” means all of the issued and outstanding Equity Interests of WBEF.

“WBEF Series A Preferred Units” means the Series A Preferred Units representing limited liability company interests in WBEF.

“WBEF Series B Preferred Units” means the Series B Preferred Units representing limited liability company interests in WBEF.

“WBR Holdings” has the meaning set forth in the preamble to this Agreement.

“WBR Holdings Interest” has the meaning set forth in Section 2.01(a).

“WBR Holdings Reorganization” has the meaning set forth in Section 2.01(b).

Section 1.02 Construction and Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (d) each use in this Agreement of the plural will include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate; (e) all references to “days” are to calendar days; (f) the word “will” will be construed to have the same meaning and effect as the word “shall”; (g) the words “shall” and “will” are mandatory, and “may” is permissive; and (h) all references to “$” and dollars will be deemed to refer to United States currency. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and the Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof, and, where applicable, the provisions hereof; and (iii) to any Law, unless referenced with respect to a particular point in time, shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein; provided that in the event of any inconsistency between a Schedule or Exhibit and the terms of this Agreement, the terms of this Agreement shall control. Descriptive headings as to the contents of particular Sections or Articles are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. The recitals set forth at the beginning of this Agreement are and shall be deemed material and operative provisions of this Agreement and are hereby incorporated and made part of this Agreement with the same force and effect as if fully repeated herein.

Article II
WATERBRIDGE COMBINATION TRANSACTIONS; INITIAL CLOSING

Section 2.01 WaterBridge Combination Transactions. Subject to the terms and conditions set forth herein, each of the Parties hereby agrees that each of the following transactions set forth in this Article II shall be deemed to occur on the Initial Closing Date in the order set forth herein unless otherwise specified (collectively, the “WaterBridge Combination Transactions”); provided, however, that if any WaterBridge Combination Transaction fails to occur, no other WaterBridge Combination Transaction shall occur:

(a) Effective as of the Initial Closing Date, the WB 892 WaterBridge Holders hereby contribute to WBR Holdings their respective WB 892 Interests, free and clear of all Liens (other than restrictions on transfer (A) that may be imposed by applicable securities Laws or (B) that are set forth in the Organizational Documents of WB 892), in exchange for the issuance to such WB 892 WaterBridge Holders of newly issued limited liability company interests in WBR Holdings (each such interest, a “WBR Holdings Interest”), which are hereby allocated among such WB 892 WaterBridge Holders as set forth herein. Effective as of the Initial Closing Date, WB 892 WaterBridge Holders are hereby admitted as members of WBR Holdings with respect to such WBR Holdings Interests, and WBR Holdings is hereby admitted as a member of WB 892 (collectively, the “WB 892 Contributions”).

(b) Effective as of the Initial Closing Date, the WBEF Holders, other than WB 892 and Elda River, hereby contribute to WBR Holdings their respective WBEF Interests, free and clear of all Liens (other than restrictions on transfer (A) that may be imposed by applicable securities Laws or (B) that are set forth in the Organizational Documents of WBEF), in exchange for the issuance to such WBEF Holders of newly issued WBR Holdings Interests, which shall be allocated among such WBEF Holders as set forth herein. Effective as of the Initial Closing Date, WBEF Holders are hereby admitted as members of WBR Holdings with respect to such WBR Holdings Interests, and WBR Holdings is hereby admitted as a member of WBEF (collectively, the “WBEF Contributions” and, together with the WB 892 Contributions, the “WBR Holdings Reorganization”).

(c) Immediately following the consummation of the WBR Holdings Reorganization:

(i) (A) Each of WB 892 and WBR Holdings shall contribute to OpCo all of its right, title and interest in and to the WBEF Interests, free and clear of all Liens (other than restrictions on transfer (1) that may be imposed by applicable securities Laws or (2) that are set forth in the Organizational Documents of WBEF), in exchange for the issuance to WB 892 and WBR Holdings of newly issued limited liability company interests in OpCo (any such limited liability company interest, an “OpCo Interest” and collectively, the “OpCo Interests”), which shall be allocated between WB 892 and WBR Holdings as set forth herein, and (B) Elda River shall contribute to OpCo all of its right, title and interest in and to the WBEF Series A Preferred Units, free and clear of all Liens (other than restrictions on transfer (1) that may be imposed by applicable securities Laws or (2) that are set forth in the Organizational Documents of WBEF), in exchange for the issuance to Elda River of newly issued OpCo Interests and payment of any accrued and unpaid distributions on such WBEF Series A Preferred Units (“Unpaid Series A Distributions”). Concurrently with the contributions contemplated by this Section 2.01(c)(i), OpCo shall be admitted as the sole member of WBEF and shall directly own all of the WBEF Interests, and immediately following the admission of OpCo as a substitute member of WBEF, each of WB 892, WBR Holdings and Elda River shall cease to be a member of WBEF and WBEF shall continue without dissolution.

(ii) Contemporaneously with the transactions contemplated in Section 2.01(c)(i), (A) DVN JV Holdco shall contribute to OpCo all of its right, title and interest in and to the Water JV Interests, free and clear of all Liens (other than restrictions on transfer (1) that may be imposed by applicable securities Laws or (2) that are set forth in the Organizational Documents of Water JV), in exchange for the issuance to DVN JV Holdco of newly issued OpCo Interests and (B) NDB Holdings shall contribute to OpCo all of its right, title and interest in and to the Water JV Interests, free and clear of all Liens (other than restrictions on transfer (1) that may be imposed by applicable securities Laws or (2) that are set forth in the Organizational Documents of Water JV), in exchange for the issuance to NDB Holdings of newly issued OpCo Interests. Concurrently with the contributions contemplated by the preceding sentences in this Section 2.01(c)(ii), OpCo shall be admitted as the sole member of Water JV, OpCo shall directly own all of the Water JV Interests, and immediately following the admission of OpCo as a substitute member of Water JV, each of DVN JV Holdco and NDB Holdings shall cease to be a member of Water JV and Water JV shall continue without dissolution.

(iii) Contemporaneously with the transactions contemplated in Section 2.01(c)(i) and Section 2.01(c)(ii), Desert Holdings shall contribute to OpCo all of its right, title and interest in and to the Desert Interests, free and clear of all Liens (other than restrictions on transfer (A) that may be imposed by applicable securities Laws or (B) that are set forth in the Organizational Documents of Desert) (collectively, the “Desert Contributions”), in exchange for the issuance to Desert Holdings of newly issued OpCo Interests. Concurrently with the Desert Contributions contemplated by this Section 2.01(c)(iii), OpCo shall be admitted as the sole member of Desert, OpCo shall directly own all of the Desert Interests, and immediately following the admission of OpCo as a substitute member of Desert, Desert Holdings shall cease to be a member of Desert and Desert shall continue without dissolution.

(iv) Concurrently with the issuance by OpCo of the OpCo Interests to each of WB 892, WBR Holdings, Elda River, the Water JV Holders and Desert Holdings pursuant to this Section 2.01(c), each of WB 892, WBR Holdings, Elda River, the Water JV Holders and Desert Holdings shall be admitted as a member of OpCo, and the OpCo Interests issued to each such

Party shall be duly authorized and validly issued in exchange for the consideration specified herein.

(d) WB 892, WBR Holdings, GIC and NDB Holdings shall enter into an Agreement and Plan of Merger with PubCo, in substantially the form attached hereto as Exhibit H (the “WB 892 Merger Agreement”), pursuant to which, effective as of the Initial Closing Date, WB 892 shall merge with and into PubCo, with PubCo surviving (the “WB 892 Merger”), in exchange for the issuance of newly issued limited liability company interests in PubCo to WBR Holdings and GIC. Concurrently with the consummation of the WB 892 Merger, (i) the NDB WBI Interest held by NDB Holdings shall be canceled, (ii) WBR Holdings and GIC shall be admitted as members of PubCo, (iii) PubCo shall be admitted as a member of OpCo and (iv) PubCo and OpCo shall continue without dissolution.

(e) Each of the Parties hereby agrees that the transactions contemplated by this Section 2.01 shall be effected consistent with this Section 2.01 notwithstanding any provision of the Organizational Documents of each Contributed Entity that would otherwise prohibit such transactions, and any requirements or conditions under such Organizational Documents to effect the transactions contemplated by this Agreement are hereby waived solely for purposes of effecting the transactions contemplated by this Section 2.01 as and when contemplated by this Agreement (subject to the satisfaction of any conditions thereto set forth in this Agreement, any of the other Transaction Agreements or any other documents dated as of the date hereof or as of the Initial Closing Date and delivered by the applicable Parties in connection with this Agreement).

Section 2.02 Working Capital. For the avoidance of doubt, the contribution or surrender (as applicable) of each respective Contributed Entity’s Equity Interests set forth in Section 2.01(a), Section 2.01(b), Section 2.01(c) and Section 2.01(d) shall include all of the associated Contributed Entity’s rights, duties, obligations, assets and liabilities, including and cash, checks, accounts receivable or other working capital attributable to such Contributed Entity, whether arising prior to, as of, or following the Initial Closing Date.

Section 2.03 Ownership of PubCo and OpCo. The Parties acknowledge and agree that, immediately following the transactions set forth in Section 2.01, the Equity Interests in each of PubCo and OpCo shall be owned by the Persons and in the percentages as set forth on Exhibit D attached hereto.

Article III
INITIAL PUBLIC OFFERING; RESTRUCTURING; IPO CLOSING

Section 3.01 Corporate Reorganization Transactions. Subject to the terms and conditions set forth herein, each of the Parties hereby agrees that each of the following transactions set forth in this Article III shall be deemed to occur on the closing date of the first sale of Class A shares in the Initial Public Offering pursuant to the Underwriting Agreement in the order set forth herein unless otherwise specified (collectively, the “Corporate Reorganization Transactions”):

(a) (i) Immediately prior to the closing of the first sale of Class A shares in the Initial Public Offering pursuant to the Underwriting Agreement, the initial limited liability company agreement of PubCo, dated as of April 11, 2025, shall be amended and restated in substantially the form attached hereto as Exhibit F (the “PubCo A&R LLCA”) and, in connection therewith, all of the then-existing Equity Interests in PubCo shall be recapitalized into two classes of limited liability company interests in PubCo, initially consisting of Class A shares and Class B shares, in each case, having the respective rights and obligations as provided in the PubCo A&R LLCA, and (ii) PubCo shall issue Class A shares to WBR Holdings and GIC in respect of their Equity Interests in PubCo.

(b) Contemporaneously with the closing of the first sale of Class A shares in the Initial Public Offering pursuant to the Underwriting Agreement, PubCo shall issue Class A shares to the Underwriters in the manner and for the consideration set forth in the Underwriting Agreement and, in exchange therefor, the investors in the Initial Public Offering, through the Underwriters, shall contribute the net proceeds of the Initial Public Offering to PubCo.

(c) Contemporaneously with the transactions contemplated in Section 3.01(b), PubCo shall issue to each of WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River a number of Class B shares equal to the number of OpCo Units (as defined herein) held by each such Party (such Party’s “Purchased Class B shares”) after giving effect to the foregoing transactions and the transactions set forth in Section 3.01(d) and Section 3.01(e) below and, in consideration for such issuance, each of WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River shall contribute to PubCo an amount equal to (i) $0.001 per Class B share multiplied by (ii) the number of Purchased Class B shares issued to such Party.

(d) PubCo shall use the net proceeds received by it in the Initial Public Offering (the “IPO Proceeds”) in accordance with the “Use of Proceeds” section of the Registration Statement Draft (other than changes to amounts or that are incidental to the inclusion of a price range or the public offering price and size of the Initial Public Offering as set forth in the Final Prospectus), including to, among other things: (i) pay expenses associated with the Initial Public Offering; (ii) purchase a portion of the OpCo Interests held by Elda River in an amount equal to the Elda River Redemption Amount (the “Acquired OpCo Interests”); and (iii) contribute all of the remaining IPO Proceeds to OpCo in exchange for (A) the issuance by OpCo to PubCo of a number of OpCo Units equal to (1) the number of Class A shares issued and sold by PubCo to the Underwriters in connection with the IPO Closing less (2) the number of OpCo Units to be received by PubCo in the OpCo Recapitalization (as defined herein) in respect of the Acquired OpCo Interests and (B) the admission of PubCo as the sole managing member of OpCo.

(e) Concurrently with the transactions contemplated in Section 3.01(d)(iii), (i) PubCo, WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River shall cause the initial limited liability company agreement of OpCo to be amended and restated in substantially the form attached hereto as Exhibit E (the “OpCo A&R LLCA”) and, in connection therewith, the OpCo Interests shall be recapitalized into a single class of common units representing limited liability company interests in OpCo (the “OpCo Units”) having the respective rights and obligations as provided in the OpCo A&R LLCA; (ii) each of PubCo, WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River (in the case of Elda River, at the ER Adjustment Issuance Price (as defined below) as contemplated by Exhibit D) shall be issued OpCo Units in respect of their respective OpCo Interests (the “OpCo Recapitalization”); and (iii) PubCo shall be designated as the “managing member” of OpCo pursuant to the OpCo A&R LLCA.

(f) Following the completion of the contribution contemplated by Section 3.01(d)(iii), OpCo (i) shall use all or a portion of the proceeds of such contributions to repay certain of its outstanding indebtedness and (ii) retain a portion of the proceeds of such contributions for general company purposes, in either case, in accordance with the “Use of Proceeds” section of the Registration Statement Draft (other than changes to amounts or that are incidental to the inclusion of a price range or the public offering price and size of the Initial Public Offering as set forth in the Final Prospectus).

(g) If the Underwriters exercise the Underwriters’ Option, in whole or in part (whether at the IPO Closing or thereafter), PubCo shall contribute to OpCo the net proceeds received by it pursuant to such exercise of the Underwriters’ Option in exchange for the issuance by OpCo to PubCo of a number of OpCo Units equal to the number of Class A shares issued and sold by PubCo to the Underwriters in connection with the closing of such Underwriters’ Option. Immediately following such contribution, OpCo shall either (i) use all or a portion of such additional net proceeds to repay certain of its outstanding indebtedness and/or

(ii) retain all or a portion of such additional net proceeds for general company purposes, in each case in accordance with the “Use of Proceeds” section of the Registration Statement Draft (and as may be updated in the Final Prospectus as a result of the final public offering price and size of the Initial Public Offering).

Section 3.02 Closing Equity Value; Percentage Interests. Exhibit D sets forth (a) the relative percentage of the total OpCo Units held by each Contributing Party as of the IPO Closing Date and (b) the relative percentage that each of Water JV, WBEF and Desert will comprise of the total value of OpCo as of the IPO Closing Date, after giving effect to the transactions described in Section 3.01 but, in each case, before giving effect to any OpCo Units issued to PubCo in the Initial Public Offering, the issuance of any Class A shares pursuant to any Private Placement or the purchase by PubCo of the Acquired OpCo Interests set forth in Section 3.01(d)(ii) (following the initial issuance of OpCo Interests to Elda River in Section 2.01(c)(i)) (the “Closing Equity Value”).

Article IV
Initial closing; ipo closing

Section 4.01 Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the consummation of the transactions contemplated by this Agreement and set forth in Article II (the “Initial Closing”) shall take place by remote exchange of signatures, documents and instruments on the first Business Day following the pricing of the Initial Public Offering and execution of the Underwriting Agreement (the “Initial Closing Date”). The Parties need not attend the Initial Closing in person, and the delivery of all documents as described in this Article IV may be exchanged by email or other means of electronic transmission.

Section 4.02 Initial Closing Deliverables.

(a) At or prior to the Initial Closing, each applicable Contributing Party shall deliver, or cause to be delivered, to the Public Company Group or such other counterparty thereto, the following, as applicable:

(i) in the case of WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco, GIC and Elda River, a counterpart to the Registration Rights Agreement, substantially in the form attached hereto as Exhibit K (the “Registration Rights Agreement”), duly executed by an authorized representative of such Person;

(ii) in the case of WBR Holdings, NDB Holdings, Desert Holdings and DVN JV Holdco, a counterpart to the Shareholders’ Agreement, substantially in the form attached hereto as Exhibit L (the “Shareholders’ Agreement”), duly executed by an authorized representative of such Person;

(iii) in the case of WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco, GIC and Elda River, a counterpart to the Tax Receivable Agreement, substantially in the form attached hereto as Exhibit M (the “Tax Receivable Agreement”), duly executed by an authorized representative of such Person;

(iv) in the case of WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River, a counterpart of the OpCo A&R LLCA, substantially in the form attached hereto as Exhibit E, duly executed by an authorized representative of such Person;

(v) in the case of WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River, a duly executed Internal Revenue Service Form W‑9 of such Person;

(vi) in the case of WB 892, WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco and Elda River, a counterpart of an instrument of transfer, as required under any applicable Law or the applicable Organizational Documents, in order to cause the valid transfer of the applicable Contributed Equity Interests held by such Person, in substantially the form attached hereto as Exhibit G; and

(vii) in the case of WBR Holdings, GIC, NDB Holdings and WB 892, a counterpart of the WB 892 Merger Agreement duly executed by such Person;

(viii) in the case of WBR Holdings, GIC and NDB Holdings, a counterpart of the PubCo A&R LLCA, duly executed by an authorized representative of such Person;

(ix) a copy of any lender consent, and/or amendment to any Indebtedness that is required by the transactions contemplated by this Agreement or contemplated in connection with the Initial Public Offering, including the lender consent under the Desert Credit Agreement and any amendment described in the Registration Statement, in each case, in form and substance reasonably satisfactory to DVN JV Holdco; and

(x) all other documents and instruments reasonably requested by PubCo or OpCo that are necessary to consummate the transactions contemplated to be consummated at the Initial Closing or at the IPO Closing.

(b) At the Initial Closing or the IPO Closing, as applicable, OpCo shall deliver the following:

(i) to each applicable Person party thereto, a counterpart to the OpCo A&R LLCA, duly executed by an authorized representative of OpCo;

(ii) to each Contributing Party, a certificate of good standing in respect of OpCo from the Secretary of State of the state of Delaware;

(iii) a counterpart of an instrument of transfer, as required under any applicable Law or the applicable Organizational Documents, in order to cause the valid transfer to OpCo of the applicable Contributed Equity Interests held by the counterparty thereto, in accordance with the transactions set forth in Section 2.01(c), in substantially the form attached hereto as Exhibit G;

(iv) all other documents and instruments reasonably requested by PubCo that are necessary to consummate the transactions contemplated to be consummated at the Initial Closing or at the IPO Closing;

(v) to each applicable Person party thereto, a counterpart to the Tax Receivable Agreement, duly executed by an authorized representative of OpCo; and

(vi) evidence of the termination of the Terminated Agreements if required pursuant to the terms thereof.

(c) At the Initial Closing or the IPO Closing, as applicable, PubCo shall deliver the following:

(i) a counterpart of the WB 892 Merger Agreement duly executed by each such Person party thereto;

(ii) a counterpart to the Registration Rights Agreement, duly executed by an authorized representative of PubCo;

(iii) to each applicable Person party thereto, a counterpart of the OpCo A&R LLCA, duly executed by an authorized representative of PubCo;

(iv) to each applicable Person party thereto, a counterpart to the Tax Receivable Agreement, duly executed by an authorized representative of PubCo; and

(v) a counterpart to the Shareholders’ Agreement, duly executed by an authorized representative of PubCo.

Section 4.03 IPO Closing. The consummation of the transactions contemplated by this Agreement and set forth in Article III (the “IPO Closing”) shall take place by remote exchange of signatures, documents and instruments on the date on which PubCo closes the Initial Public Offering (the “IPO Closing Date”). Unless this Agreement is validly terminated in accordance with its terms prior to the IPO Closing Date and subject to applicable Law, the consummation of the transactions set forth in Article III and contemplated to take place effective as of the IPO Closing Date shall take place on the IPO Closing Date without any further action by any of the Parties hereto; provided, however, that no such transactions will take place if there is a Governmental Authority of competent jurisdiction that has issued a final and nonappealable order, injunction or other legal restraint permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by Article II or Article III of this Agreement.

Article V
Representations and Warranties of eACH Contributing Party

Except as set forth on such Contributing Party’s Disclosure Schedule, each Contributing Party, solely on behalf of itself and with respect to its applicable Contributed Equity Interests, represents and warrants to the other Parties that each statement contained in this Article V is true and correct as of each of the Initial Closing Date and the IPO Closing Date.

Section 5.01 Organization and Qualification. Such Contributing Party has been duly formed and is validly existing and in good standing under the applicable Law of its jurisdiction of formation with all requisite corporate, limited liability company, partnership or other, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets (including its respective Contributed Equity Interests) and to carry on its business as presently conducted. Each Contributing Party represents on behalf of itself that it is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; Enforceability. Such Contributing Party has all requisite legal capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Contributing Party of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite legal action on the part of such Contributing Party and, if required, its Affiliates. This Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, have been duly and validly executed and delivered by such Contributing Party, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute legal, valid and binding obligations of such Contributing Party, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 5.03 No Conflicts. The execution, delivery and performance by such Contributing Party of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, violate, or result in a breach or default under, any provision of such Contributing Party’s Organizational Documents; (b) violate or conflict with any Law applicable to such Contributing Party; (c) require any consent, approval, authorization or permit of, registration declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”), other than any Governmental Authorization that (A) may be obtained after the Initial Closing without penalty, (B) the failure of which to obtain is not reasonably expected to have a material impact on the Business (as it pertains to the Contributed Equity Interests in which such Contributing Party owns an interest) or (C) the failure of which to obtain is not reasonably expected to have a material impact on the ability of such Contributing Party to consummate the transactions contemplated hereby or thereby; (d) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions of any Material Contract to which such Contributing Party is a party or by which any of their respective assets (including its respective Contributed Equity Interests) or properties are bound or affected; or (e) result in the creation or imposition of any Lien on any of its respective Contributed Equity Interests.

Section 5.04 Consents and Preferential Rights.

(a) Section 5.04(a) of such Contributing Party’s Disclosure Schedule sets forth each consent, approval, clearance, exemption, waiver, order and authorization of, or registration, declaration or filing that any such Contributing Party is required to obtain from any Person in connection with the consummation of the transactions contemplated by this Agreement, the failure of which to obtain (i) would result in the transfer or contribution to OpCo of any of such Contributing Party’s Contributed Equity Interests being null and void or voidable, (ii) would result in OpCo or a Contributed Entity (or any of its Subsidiaries) being required to (A) bear any expenses, including the payment of any penalty or other amount to any Person or (B) undertake any action outside of the ordinary course of business or (iii) would otherwise result in such Contributing Party’s interest in any portion of its Contributed Equity Interests being reduced, terminated or terminable in any material respect.

(b) Except as set forth on Section 5.04(b) of such Contributing Party’s Disclosure Schedule, there are no Preferential Purchase Rights existing with respect to any of the Contributed Entity’s respective Contributed Equity Interests or that are applicable in connection with the execution by the Contributing Party of any of the Transaction Agreements or the consummation of any of the transactions contemplated thereby.

Section 5.05 Contributed Equity Interests. Except as set forth on Section 5.05 of such Contributing Party’s Disclosure Schedule, as of immediately prior to the consummation of the applicable transactions contemplated herein, such Party is (or will be, following the WBR Holdings Reorganization, as applicable) the sole legal, beneficial, record and equitable owner of, and has (or will have, as applicable) good and valid title to its respective Contributed Equity Interests as set forth opposite such Contributing Party’s name on Exhibit A, free and clear of all Liens (other than restrictions on transfer (i) that may be imposed by applicable securities Laws or (ii) that are set forth in the Organizational Documents of the applicable Contributed Entity). Upon consummation of the transactions contemplated by this Agreement, OpCo will be the sole legal, beneficial, record and equitable owner of, and have good and valid title to, such Contributing Party’s respective Contributed Equity Interests, free and clear of all Liens (other than (1) restrictions on transfer (x) that may be imposed by applicable securities Laws or (y) that are set forth in the Organizational Documents of the applicable Contributed Entity and (2) Liens arising by or through OpCo).

Section 5.06 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to such Contributing Party’s Knowledge, threatened against such Contributing Party or any of its Affiliates. Such Contributing Party is not insolvent.

Section 5.07 Legal Proceedings. Except as set forth on Section 5.07 of such Contributing Party’s Disclosure Schedule, there is no Action of any nature pending or, to such Contributing Party’s Knowledge, threatened in writing (a) against, by or otherwise involving, relating to or affecting such Contributing Party’s Contributed Equity Interests; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the documents to be delivered hereunder (including the other Transaction Agreements) to which such Contributing Party is a party.

Section 5.08 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of such Contributing Party (or any of its Affiliates).

Section 5.09 Securities Matters. The Equity Interests such Contributing Party is acquiring are solely for its own account for investment purposes, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof that would cause such Contributing Party to be deemed an “underwriter”, as defined in Section 2(11) of the Securities Act, or that would require registration under the Securities Act or applicable state or other securities laws. Such Contributing Party acknowledges that such Equity Interests are not registered under the Securities Act, or any state securities laws, and that such Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Such Contributing Party is able to bear the economic risk of holding such Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Such Contributing Party acknowledges that the Equity Interests being acquired by such Contributing Party were not offered to such Contributing Party by means of publicly disseminated advertisements or sales literature, nor is such Contributing Party aware of any offers made to any other Contributing Party by such means.

Section 5.10 Tax.

(a) All material Tax Returns required by applicable Law to be filed with respect to such Contributing Party’s Contributed Equity Interests have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes due and payable with respect to such Contributing Party’s Contributed Equity Interests (regardless of whether shown on any Tax Return) have been paid in full.

(c) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, such Contributing Party’s Contributed Equity Interests in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing by any Governmental Authority.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where a Tax Return is not currently filed with respect to such Contributing Party’s Contributed Equity Interests indicating that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing.

(e) Such Contributing Party has no outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to such Contributing Party’s Contributed Equity Interests.

(f) There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes with respect to such Contributing Party’s Contributed Equity Interests.

(g) Such Contributing Party is not a “foreign person” within the meaning of Section 1445 of the Code.

(h) There are no Tax Liens on such Contributing Party’s Contributed Equity Interests except for Permitted Liens.

(i) For each Contributing Party that is a partnership, limited liability company, grantor trust or Subchapter S corporation under the Code, (i) for the period that the Contributing Party owns Equity Interests in WBR Holdings or OpCo, at no time during such period will “substantially all” (within the meaning of Treasury Regulation Section 1.7704-1(h)(3)) of the value of any beneficial owner’s interest in such Contributing Party be attributable to the Contributing Party’s ownership (direct or indirect) of such Equity Interests; and (ii) the applicable Contributing Party does not have, in acquiring such Equity Interests, a principal purpose of permitting WBR Holdings or OpCo to satisfy the 100 partner limitation in Treasury Regulation Section 1.7704-1(h)(1), and, to the best of such Contributing Party’s knowledge, no owner of a beneficial interest in such Contributing Party has such a principal purpose.

Section 5.11 Related Party Transactions. There are no transactions, agreements, arrangements or understandings between any Contributed Entity, on the one hand, and such Contributing Party or any of its Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming such Contributed Entity were subject to the requirements of the Securities Exchange Act of 1934) that are not so disclosed in the Registration Statement Draft (including in the financial statements filed therewith).

Section 5.12 No Additional Representation or Warranties. Such Contributing Party makes no representation or warranty in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those representations and warranties expressly set forth in this Article V. Without limiting the foregoing, such Contributing Party acknowledges that it and its advisors have made their own investigation of the other Parties and, except as provided in the Registration Statement Draft, this Article V, Article VI, Article VII or Article VIII with respect to the representations and warranties of the other Parties, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the other Contributed Entities or any of their Subsidiaries (including its respective Contributed Assets), the prospects (financial or otherwise) or the viability or likelihood of success of the business of such Contributed Entities or any of their Subsidiaries as conducted after the Initial Closing or the IPO Closing, as applicable, as contained in any materials provided by or on behalf of the other Parties or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI
Representations and Warranties of Water JV, WBEF AND DESERT

Except as set forth on such Contributed Entity’s Disclosure Schedule, NDB Holdings on behalf of Water JV, WaterBridge Resources and WaterBridge II on behalf of WBEF and Desert Holdings on behalf of Desert, represents and warrants to the other Parties that each statement contained in this Article VI is true and correct as of each of the Initial Closing Date and the IPO Closing Date.

Section 6.01 Organization and Qualification. Such Contributed Entity is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite organizational power and authority to own its assets (including its respective Contributed Assets) and to carry on its and its Subsidiaries’ business (including its Business, as applicable) as presently conducted. Such Contributed Entity is in good standing and qualified to do business (including as a foreign entity) in each jurisdiction in which its ownership, leasing, holding, or operating of property or assets or the conduct of its businesses as currently conducted requires it to qualify, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization; Enforceability. Such Contributed Entity has all requisite legal capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Contributed Entity of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of such Contributed Entity and, if required, its Affiliates. This Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, have been duly and validly executed and delivered by such Contributed Entity, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute legal, valid and binding obligations of such Contributed Entity, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 6.03 No Conflicts. The execution, delivery and performance by such Contributed Entity of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, violate, or result in a breach or default under, any provision of such Contributed Entity’s Organizational Documents; (b) violate or conflict with any Law or order of any Governmental Authority applicable to such Contributed Entity or its Subsidiaries; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions of any Material Contract to which such Contributed Entity or its Subsidiaries is a party or by which any of its Contributed Assets or other properties are bound or affected; or (d) result in the creation or imposition of any Lien on any of its respective Contributed Assets, except, in the cases of clauses (b) and (c), for such violations, conflictions, defaults or rights of termination, acceleration, or modification as would not, or would reasonably be expected to not, in the aggregate, (i)

prevent or materially delay the consummation of the transactions contemplated by this Agreement (or the documents to be delivered hereunder, including the other Transaction Agreements, to which it is a party), (ii) materially impair such Contributed Entity’s ability to perform its obligations under this Agreement (or the documents to be delivered hereunder, including the other Transaction Agreements, to which it is a party), or (iii) have a material and adverse effect on OpCo or such Contributed Entity.

Section 6.04 Consents and Preferential Rights. Section 6.04 of such Contributed Entity’s Disclosure Schedule sets forth each consent, approval, clearance, exemption, waiver, order and authorization of, or registration, declaration or filing that such Contributed Entity is required to obtain from any Person in connection with the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would result in (a) a Material Contract of such Contributed Entity (or any of its Subsidiaries) being terminated or terminable by the counterparty to such Material Contract, (b) such Contributed Entity (or any of its Subsidiaries) being required to (i) bear any material expenses, including the payment of any penalty or other amount to any Person or (ii) undertake material actions outside of the ordinary course of business or (c) would otherwise result in such Contributed Entity’s interest in any portion of its Contributed Assets being reduced, terminated or terminable in any material respect.

Section 6.05 Capitalization; Subsidiary Equity Interests.

(a) In the case of WBEF, the Contributed Equity Interests in respect of WBEF constitute all of the issued and outstanding Equity Interests in WBEF. In the case of Water JV, the Contributed Equity Interests in respect of Water JV constitute all of the issued and outstanding Equity Interests in Water JV. In the case of Desert, the Contributed Equity Interests in respect of Desert constitute all of the issued and outstanding Equity Interests in Desert. Such Contributed Equity Interests have been duly authorized and are validly issued. Upon consummation of the transactions contemplated by this Agreement, OpCo will be the sole legal, beneficial, record and equitable owner of, and have good and valid title to, such Contributed Equity Interests, free and clear of all Liens (other than restrictions on transfer (i) that may be imposed by applicable securities Laws or (ii) that are set forth in the Organizational Documents of the applicable Contributed Entity).

(b) Section 6.05(b) of such Contributed Entity’s Disclosure Schedule sets forth the Equity Interests owned, directly and indirectly, by such Contributed Entity (the “Subsidiary Equity Interests”). Such Contributed Entity or its applicable Subsidiary is the sole, legal, beneficial, record and equitable owner of, and has good and valid title to such Subsidiary Equity Interests, free and clear of all Liens (other than restrictions on transfer (i) that may be imposed by applicable securities Laws or (ii) that are set forth in the Organizational Documents of the applicable Subsidiary). The Subsidiary Equity Interests constitute 100% of the total issued and outstanding Equity Interests in the applicable Subsidiary. The Subsidiary Equity Interests have been duly authorized and are validly issued.

(c) Except as set forth in the Transaction Agreements or as set forth on Section 6.05(c) of such Contributed Entity’s Disclosure Schedule, there are no (i) pre‑emptive, authorized or other outstanding rights (contingent or otherwise), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preferential purchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or other rights of any kind or character relating to any Equity Interests (including the Contributed Equity Interests and Subsidiary Equity Interests) in such Contributed Entity or any of its Subsidiaries or entitling any Person to purchase or otherwise acquire any Equity Interests (including the Contributed Equity Interests and Subsidiary Equity Interests) in such Contributed Entity or any of its Subsidiaries or obligating such Party or any of its Affiliates to sell, convey, transfer, assign, dispose or issue any Equity Interests (including the Contributed Equity Interests), or any other interest, in such Contributed Entity or any of its Subsidiaries; (ii) shareholders’ agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale, transfer or voting of any Equity Interests (including the Contributed Equity Interests or the Subsidiary Equity Interests) of such Contributed Entity or any of its Subsidiaries; or (iii) Contracts under which such Contributed Entity or any of its Subsidiaries is obligated to repurchase, redeem, retire or otherwise acquire any Equity Interest (including the Contributed Equity Interests and the Subsidiary Equity Interests) in such Contributed Entity or any of its Subsidiaries. Except as set forth in the Transaction Agreements, no Equity Interests of such Contributed Entity or any of its Subsidiaries are reserved for issuance.

Section 6.06 Permits. Except as would not reasonably be expected to have a material and adverse effect with respect to such Contributed Entities: (a) such Contributed Entity and each of its Subsidiaries, as applicable, is in compliance with the terms of its Permits; (b) each such Permit is valid and in full force and effect; (c) neither such Contributed Entity nor any of its Subsidiaries has received any written notice from a Governmental Authority that concerns any default or violation with respect to any such Permit; and (d) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in a default or violation with respect to any such Permit.

Section 6.07 Compliance with Laws. For the two years immediately preceding the Initial Closing Date, such Contributed Entity and such Contributed Entity’s Subsidiaries have complied in all material respects with all Laws applicable to such Contributed Entity’s conduct of its respective business (including the Business, as applicable) as it relates to the Contributed Assets of such Contributed Entity, including the ownership and use of such Contributed Entity’s respective Contributed Assets. Neither such Contributed Entity, nor any of its Affiliates has received any written notice from any Governmental Authority alleging any conflict with, or violation or breach of, any Law with respect to or involving the Contributed Assets of such Contributed Entity or the Business of such Contributed Entity that would, in each case, reasonably expected to have a material and adverse effect on such Contributed Entity.

Section 6.08 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to such Contributed Entity’s Knowledge, threatened against such Contributed Entity, any of its Subsidiaries or any of its Affiliates. Such Contributed Entity is not, and none of its Subsidiaries is, insolvent.

Section 6.09 Legal Proceedings. Except as set forth on Section 6.09 of such Contributed Entity’s Disclosure Schedule, there is no material Action of any nature pending or, to such Contributed Entity’s Knowledge, threatened in writing (a) against, by or otherwise involving, relating to or affecting such Contributed Entity’s or its Subsidiaries’ assets or property (including its Contributed Assets); or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the documents to be delivered hereunder (including the other Transaction Agreements) to which such Contributed Entity is a party.

Section 6.10 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of such Contributed Entity (or any of its Affiliates).

Section 6.11 Subsidiaries. Section 6.05(b) of such Contributed Entity’s Disclosure Schedule sets forth each Subsidiary of such Contributed Entity, its name, place of incorporation or organization. Each such Subsidiary is wholly owned, directly or indirectly, by such Contributed Entity. Each of the Subsidiaries identified on Section 6.05(b) of such Contributed Entity’s Disclosure Schedule: (a) is duly organized, validly existing and in good standing under the Laws of the state of its formation, (b) has all requisite corporate, or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its businesses as currently conducted, except where the failure to hold such power and authority would not be material and (c) is qualified to do business and in good standing (including as a foreign entity) in each jurisdiction in which its ownership, leasing, holding, or operation of its property or assets or the conduct of its businesses as currently conducted requires it to qualify, except where the failure to be so qualified or in good standing would not be material. Except as set forth on Section 6.05(b) of such Contributed Entity’s Disclosure Schedule, such Contributed Entity does not own, or have any interest in, any Equity Interests in any other Person.

Section 6.12 Financial Statements; Indebtedness.

(a) The financial statements of WBEF, NDB Operating and Desert included in the Registration Statement Draft, including all related notes and schedules related thereto (the “Financial Statements”), fairly present in all material respects the consolidated financial position of each such Person and its applicable consolidated Subsidiaries as of the respective balance sheet dates and the consolidated results of operations, changes in members’ equity and cash flows of each such Person and its applicable consolidated Subsidiaries for the periods indicated (in the case of interim financial statements, subject to normal year-end adjustments), and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments).

(b) Except as set forth in Section 6.12(b) of such Contributed Entity’s Disclosure Schedules, the Contributed Entities do not have any (i) Indebtedness of the types described in clauses (a) or (b) of the definition of “Indebtedness” or (ii) any other Indebtedness that is not reflected in the unaudited financial statements consisting of the consolidated unaudited balance sheets of such Contributed Entity covering the most recent quarterly period of such Contributed Entity and included in the Registration Statement Draft (the “Interim Balance Sheets”).

(c) Except as set forth in Section 6.12(c) of such Contributed Entity’s Disclosure Schedule or included in the Registration Statement Draft, such Contributed Entity has no liabilities, debts, or obligations of a type required to be disclosed on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (i) which have been incurred in the ordinary course of business and which would not reasonably be expected to have a material adverse effect on the financial condition of such Contributed Entity and its Subsidiaries, taken as a whole, (ii) arising under this Agreement or any of the other Transaction Agreements, or (iii) that are adequately reflected or reserved against in the Interim Balance Sheets.

Section 6.13 Tax Matters. Except as set forth on Section 6.13 of such Contributed Entity’s Disclosure Schedule:

(a) All income and other material Tax Returns required to be filed by such Contributed Entity (or its applicable Subsidiary) or otherwise related to the Contributed Assets of such Contributed Entity have been duly and timely filed, and such Tax Returns are true, correct, and complete in all material respects.

(b) All income and other material Taxes owed by such Contributed Entity or any Subsidiary thereof or otherwise related to the Contributed Assets of such Contributed Entity that have become due and payable have been properly and timely paid in full in accordance with applicable Law.

(c) All withholding Tax requirements imposed on or with respect to such Contributed Entity or any Subsidiary thereof or otherwise related to the Contributed Assets of such Contributed Entity have been satisfied in full in all respects.

(d) There are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of such Contributed Entity or any Subsidiary thereof or otherwise related to the Contributed Assets of such Contributed Entity and no request for such waiver or extension is pending.

(e) There is no Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement that would be binding on OpCo following the Initial Closing Date or IPO Closing Date, as applicable, with respect to such Contributed Entity or any Subsidiary thereof or otherwise related to the Contributed Assets of such Contributed Entity (excluding, for the avoidance of doubt, any customary provisions contained in commercial agreements or contracts that are not primarily related to Taxes).

(f) There are no claims, assessments, demands, actions, suits, proceedings, or audits with respect to Taxes asserted or now in progress, or to such Contributed Entity’s Knowledge, threatened, against such Contributed Entity or any Subsidiary thereof or otherwise related to the Contributed Assets of such Contributed Entity.

(g) There are no currently existing, pending or, to such Contributed Entity’s knowledge, threatened Liens (other than Permitted Liens) with respect to a Contributed Entity or any Subsidiary thereof or otherwise related to the Contributed Assets of such Contributed Entity.

(h) For U.S. federal (and applicable state and local) income tax purposes, (i) such Contributed Entity is currently classified as a partnership or disregarded entity and has been since its formation classified as either a partnership or a disregarded entity and (ii) any Subsidiary of such Contributed Entity is, and has been since its formation, classified as a disregarded entity (other than WaterBridge Management Inc., which is, and has been since its formation, classified as a corporation).

(i) None of such Contributed Entity or its Subsidiaries has been a member of a consolidated, combined, unitary or similar group for Tax purposes (other than a group, the common parent of which is such Contributed Entity) and no such Contributed Entity has any liability for the Taxes of another person (other than any of its Subsidiaries) under Treasury Regulations Section 1.1502‑6 or any similar or comparable provision of state, local or non‑U.S. Law, or as a result of transferee, successor or similar liability, by operation of Law, or by contract or assumption or otherwise (excluding, for the avoidance of doubt, any customary provisions contained in commercial agreements or contracts that are not primarily related to Taxes).

(j) None of such Contributed Entity or its Subsidiaries has any material outstanding obligation in respect of escheat or unclaimed property Laws.

Notwithstanding anything to the contrary in this Agreement, this Section 6.13 and Section 6.12 provide the sole and exclusive representations and warranties of such Contributed Entity in respect of Tax matters or Tax Laws.

Section 6.14 Material Contracts. Section 6.14 of such Contributed Entity’s Disclosure Schedule sets forth a complete list of the Material Contracts as of the Execution Date. With respect to each Contributed Entity and its respective Material Contracts:

(a) there exists no material breach or default under any Material Contract by such Contributed Entity or any of its Subsidiaries or, to such Contributed Entity’s Knowledge, by any other Person that is party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a material default under any such Material Contract by such Contributed Entity or any of its

Subsidiaries or, to such Contributed Entity’s Knowledge, by any other Person that is party to such Material Contract;

(b) each Material Contract is in full force and effect as to such Contributed Entity or its applicable Subsidiary and, to such Contributed Entity’s Knowledge, the other Persons party to such Material Contract;

(c) no written notice has been received by, or delivered by or on behalf of, such Contributed Entity or any of its Subsidiaries, alleging any default or breach or demanding termination, price redetermination, market out or curtailment of any such Material Contract that has not been finally resolved; and

(d) such Contributed Entity has Made Available to the other Parties true, correct and complete copies of each such Material Contract and all amendments thereto as of the Execution Date.

Section 6.15 Insurance. Section 6.15 of such Contributed Entity’s Disclosure Schedule sets forth a true and complete list, as of immediately prior to the Initial Closing Date, of all material insurance policies maintained by such Contributed Entity or any Subsidiary thereof, or with respect to which such Contributed Entity (or any of its Subsidiaries) is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect in all material respects on the Initial Closing Date and all premiums due on such Insurance Policies have been paid. There is no claim pending under any such Insurance Policies applicable to the Contributed Assets of such Contributed Entity or any of its Subsidiaries as to which coverage with respect to the policy holder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies.

Section 6.16 SWD Wells; Recycling Facilities; Pipelines.

(a) To the extent applicable, such Contributed Entity (or its applicable Subsidiary) has the legal right to own, use and operate each SWD Well, Recycling Facility and Pipeline owned and operated by such Contributed Entity or any Subsidiary thereof, with all rights to use, operate, maintain, remove or plug and abandon, as applicable, such SWD Wells, Recycling Facilities and Pipelines, in each case, in the manner in which they are currently owned, used and operated.

(b) Such Contributed Assets (i) are in good working order and repair (taking into account age and except for ordinary wear and tear) and are adequate for the uses to which they are being put and are sufficient for the continued operation of the Produced Water handling and disposal activities, in each case, up to the current volume and as currently operated consistent with past practices, and (ii) for the two years immediately prior to the Initial Closing Date (or, if such Contributed Entity or its applicable Subsidiary has owned or operated such Contributed Asset for less than two years prior to the Initial Closing Date, for the period commencing on or the in-service date or the date of acquisition by such Contributed Entity or its applicable Subsidiary, as applicable), have been owned, constructed, maintained and operated in a good and workmanlike manner by such Contributed Entity (or its applicable Subsidiary) as a reasonable and prudent operator of such systems in accordance with current industry standards, in each case with respect to clauses (i) and (ii), in all material respects.

Section 6.17 Environmental Laws. Except as set forth on Section 6.17 of such Contributed Entity’s Disclosure Schedule or as would not be material, in the aggregate, to the Business or the Contributed Assets of such Party:

(a) Such Contributed Entity and each of its Subsidiaries is and, for the last two years, has been in compliance with all applicable Environmental Laws in all material respects.

(b) There are no Actions pending against or, to such Contributed Entity’s Knowledge, threatened in writing against such Contributed Entity or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials.

(c) Neither such Contributed Entity nor any of its Subsidiaries has entered into or agreed to any order, consent decree, writ, injunction or judgment or is subject to any order, consent decree, writ, injunction or judgment relating to compliance with Environmental Laws, Permits required under applicable Environmental Laws or the investigation, Release, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) Neither such Contributed Entity nor any of its Subsidiaries has assumed, by Contract (other than customer Contracts entered into by Desert in the ordinary course of business) or to the Knowledge of such Contributed Entity, by operation of Law, any liability under any Environmental Law or relating to Hazardous Materials, and neither such Contributed Entity nor any of its Subsidiaries is an indemnitor in connection with any threatened or asserted claim, action, suit, proceeding, demand, lien, investigation by any third‑party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials. With respect to Desert, any liability assumed under any Environmental Law or relating to any Hazardous Materials under customer Contracts entered into by Desert or its Subsidiaries is customary and reasonable for reasonable prudent operators engaging in the line of business as Desert.

Notwithstanding anything to the contrary in this Agreement, this Section 6.17 provides the sole and exclusive representations and warranties of such Contributed Entity in respect of environmental matters, including any and all matters arising under or related to Environmental Laws or Hazardous Materials.

Section 6.18 Real Property. Except as set forth on Section 6.18 of such Contributed Entity’s Disclosure Schedule or as would not reasonably be expected to have a material and adverse effect on such Contributed Entity:

(a) Such Contributed Entity or its applicable Subsidiary holds the Surface Contracts required to operate the Business, and the Surface Contracts held by each Contributed Entity and its Subsidiaries comprise all of the interests in Real Property used or held for use in connection with the Contributed Assets of such Contributed Entity.

(b) (i) Such Contributed Entity (or its applicable Subsidiary) has good and valid title to each such Surface Contract; (ii) such Contributed Entity (or its applicable Subsidiary) is not in default under any Surface Contract and, to such Contributed Entity’s Knowledge, no event has occurred or circumstance exists that, after the giving of notice of the passage of time, or both, would constitute any such default or could allow or result in limitations, revocation or termination of any of such Surface Contracts or could result in any material impairment of the rights of the holder of such Surface Contract; (iii) such Contributed Entity’s (or its applicable Subsidiary’s) interests in the Real Property pursuant to such Surface Contracts are free and clear of, and are not subject to, any Liens, other than Permitted Liens; and (iv) all Contributed Assets owned, operated or otherwise held for use by such Contributed Entity (or its applicable Subsidiary) are located within the geographic boundaries covered by such Surface Contracts, except as would not materially interfere with the ownership or operation of such Contributed Assets as currently owned and operated.

Section 6.19 Absence of Changes.

(a) Except as set forth on Section 6.19(a) of such Contributed Entity’s Disclosure Schedule or as contemplated by the Transaction Agreements or disclosed in the Registration Statement Draft, since June 30, 2025, (i) the Business has been conducted in all material respects in the ordinary course of business, except as contemplated by the Transaction Agreements, and (ii) there has not been a Material Adverse Effect.

(b) Except as set forth on Section 6.19(b) of such Contributed Entity’s Disclosure Schedule or as described in the Financial Statements or disclosed in the Registration Statement Draft, since June 30, 2025, none of Water JV, WBEF and Desert has taken any action that if taken from the Execution Date through the IPO Closing Date or earlier termination of this Agreement in accordance with Article XII would constitute a material breach of Section 9.03.

Section 6.20 No Additional Representation or Warranties. Such Contributing Party makes no representation or warranty in any provision of this Agreement, the Disclosure Schedules, or otherwise, other than those representations and warranties expressly set forth in this Article VI. Without limiting the foregoing, such Contributing Party acknowledges that it and its advisors have made their own investigation of the other Parties and, except as provided in the Registration Statement Draft, Article V, this Article VI, Article VII or Article VIII with respect to the representations and warranties of the other Parties, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the other Contributed Entities or their respective Subsidiaries (including its Contributed Assets), the prospects (financial or otherwise) or the viability or likelihood of success of the business of such Contributed Entities or any of their Subsidiaries as conducted after the Initial Closing or the IPO Closing, as applicable, as contained in any materials provided by or on behalf of the other Parties or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VII
Representations and Warranties of the PUBLIC COMPANY GROUP

Each of PubCo and, following the date on which OpCo becomes a Party, OpCo (collectively, the “Public Company Group” and each, a “Public Company Group Member”) hereby represents and warrants to the other Parties that each statement contained in this Article VII is true and correct as of the date hereof and as of Initial Closing Date and the IPO Closing Date.

Section 7.01 Organization and Qualification. Each Public Company Group Member has the requisite organizational power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. PubCo is a duly organized and validly existing and in good standing under the laws of the State of Delaware. Upon its formation, OpCo will be a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. OpCo will be formed specifically in connection with the transactions contemplated by this Agreement, including the Initial Public Offering, and as contemplated by this Agreement.

Section 7.02 Authorization; Enforceability. Such Public Company Group Member has the requisite legal capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Public Company Group Member of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite legal action on the part of such Public Company Group Member. This Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is or will be a party, have been or will be duly and validly executed and delivered by such Public Company Group Member, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute or will constitute legal, valid and binding obligations of such Public Company Group Member, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 7.03 No Conflicts. The execution, delivery and performance by such Public Company Group Member of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, violate, or result in a breach or default under, any provision of its Organizational Documents; (b) violate or conflict with any Law or order of any Governmental Authority applicable to such Public Company Group Member; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract to which such Public Company Group Member is a party; or (d) result in the creation or imposition of any Lien on the assets of any Contributed Entity or any Subsidiary thereof, or any Equity Interests of such Public Company Group Member, except, in the cases of clauses (b) and (c), for such violations, conflictions, defaults or rights of termination, acceleration or modification as would not, or would be reasonably expected to not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement (or the documents to be delivered hereunder) or to materially impair such Public Company Group Member’s ability to perform its obligations under this Agreement (or any such document).

Section 7.04 Consents and Approvals. No approval, consent, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person by such Public Company Group Member is required in connection with the execution, delivery or performance of this Agreement or any of the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party.

Section 7.05 Valid Issuance of Equity Interests.

(a) In the case of PubCo, the Class A shares and Class B shares, when issued and delivered in accordance with the terms of this Agreement, the Underwriting Agreement and the PubCo A&R LLCA for the consideration expressed in this Agreement or the Underwriting Agreement will constitute all of the issued and outstanding Equity Interests in PubCo as of the IPO Closing (other than any Class A shares that will be issued as of the IPO Closing Date pursuant to the Private Placement, if any) and will be duly and validly issued, fully paid (to the extent required by the PubCo A&R LLCA) and nonassessable (except to the extent provided in the Delaware Limited Liability Company Act (as amended) and subject to the provisions of the PubCo A&R LLCA), and will be free and clear of all Liens imposed by or through PubCo other than restrictions as set forth in this Agreement, the PubCo A&R LLCA and the other Transaction Agreements and under applicable securities Laws. Except as set forth in the Transaction Agreements, for issuances under the LTIP (as defined in the Registration Statement) to be adopted by PubCo or as set forth on Section 7.05(a) of the Public Company Group’s Disclosure Schedule, there are no pre‑emptive, authorized or other outstanding rights (contingent or otherwise), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preferential purchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or other rights of any kind or character relating to any Equity Interests in PubCo or any of its Subsidiaries or entitling any Person to purchase or otherwise acquire any Equity Interests in PubCo or any of its Subsidiaries or obligating such Party or any of its Affiliates to sell, convey, transfer, assign, dispose or issue any Equity Interests, or any other interest, in PubCo or any of its Subsidiaries. Other than the Shareholders’ Agreement or as set forth in the Registration Rights Agreement, the PubCo A&R LLCA, the OpCo A&R LLCA or as set forth on Section 7.05(a) of the Public Company Group’s Disclosure Schedule, neither the Class A shares nor the Class B shares are subject to any shareholders’ agreements, voting trusts, proxies or other agreements or understandings with respect to the purchase, sale, voting, distribution rights or transfer of any such Class A shares or Class B shares. The Class A shares and Class B shares will be issued in accordance with the registration requirements of the Securities Act or pursuant to a valid exemption therefrom and will be otherwise issued in compliance with all applicable securities Laws.

(b) In the case of OpCo, the OpCo Units, when issued and delivered in accordance with the terms of this Agreement and the OpCo A&R LLCA for the consideration expressed in this Agreement, will constitute all of the issued and outstanding Equity Interests in OpCo and will be duly and validly issued, fully paid (to the extent required by the OpCo A&R LLCA) and nonassessable (except to the extent provided in the Delaware Limited Liability Company Act (as amended) and subject to the provisions of the OpCo A&R LLCA), and will be free and clear of all Liens imposed by or through OpCo other than restrictions as set forth in this Agreement, the OpCo A&R LLCA and the other Transaction Agreements and under applicable United States state and federal securities laws. Except as set forth in the PubCo A&R LLCA or the OpCo A&R LLCA, there are no pre‑emptive, authorized or other outstanding rights (contingent or otherwise), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preferential purchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or other rights of any kind or character relating to any Equity Interests in OpCo or any of its Subsidiaries or entitling any Person to purchase or otherwise acquire any Equity Interests in OpCo or any of its Subsidiaries or obligating such Party or any of its Affiliates to sell, convey, transfer, assign, dispose or issue any Equity Interests, or any other interest, in OpCo or any of its Subsidiaries. Other than the Shareholders’ Agreement or as set forth in the PubCo A&R LLCA or the OpCo A&R LLCA, the OpCo Units are not subject to any shareholders’ agreements, voting trusts, proxies or other agreements or understandings with respect to the purchase, sale, voting, distribution rights or transfer of any such OpCo Units. The OpCo Units will be issued pursuant to a valid exemption from registration under the Securities Act and will be otherwise issued in compliance with all applicable securities Laws.

Section 7.06 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the Parties (or any of their respective Affiliates following the IPO Closing) other than a Public Company Group Member is or could become liable or obligated for based upon arrangements made by or on behalf of any Public Company Group Member (or any of its Affiliates prior to the IPO Closing).

Section 7.07 Formation.

(a) PubCo was formed on April 11, 2025 and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Transaction Agreements. PubCo has not owned any material assets or engaged in any other material business activities or conducted any operations since the date of its formation other than in connection with the transactions contemplated hereby or thereby or otherwise in connection with the Initial Public Offering and, if applicable at the IPO Closing, the Private Placement.

(b) OpCo will be formed prior to consummation of the transactions contemplated by this Agreement and the other Transaction Agreements. From and after its respective date of formation and except as contemplated by this Agreement, OpCo will not own any material assets or engage in any material business activities or conduct any material operations other than in connection with the transactions contemplated by this Agreement or as may reasonably be required in connection with the Initial Public Offering.

Section 7.08 No Additional Representation or Warranties. Each Public Company Group Member makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article VII Without limiting the foregoing, such Public Company Group Member acknowledges that it and its advisors, have made their own investigation of the Parties and, except as provided in the Registration Statement Draft, Article V, Article VI, this Article VII or Article VIII with respect to the representations and warranties of the Parties, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Contributed Entities or any of their Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the businesses of such Contributed Entities or any of their Subsidiaries as conducted after the IPO Closing, as contained in any materials provided by or on behalf of the Parties or any of their respective Affiliates or any their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VIII
Representations and Warranties of GIC

GIC hereby represents and warrants to the other Parties that each statement contained in this Article VIII is true and correct as of each of the Initial Closing Date and the IPO Closing Date.

Section 8.01 Organization and Qualification. GIC has been duly formed and is validly existing and in good standing under the applicable Law of its jurisdiction of formation with all requisite corporate, limited liability company, partnership or other, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. GIC represents on behalf of itself that it is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 8.02 Authorization; Enforceability. GIC has all requisite legal capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by GIC of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite legal action on the part of GIC and, if required, its Affiliates. This Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party, have been duly and validly executed and delivered by GIC, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) constitute legal, valid and binding obligations of GIC, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 8.03 No Conflicts. The execution, delivery and performance by GIC of this Agreement and the documents to be delivered hereunder (including the other Transaction Agreements) to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, violate, or result in a breach or default under, any provision of its Organizational Documents; (b) violate or conflict with any Law or order of any Governmental Authority applicable to GIC; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Contract to which GIC is a party; or (d) result in the creation or imposition of any Lien on the assets of any Contributed Entity or any Subsidiary thereof or on the Contributed Equity Interests in which GIC indirectly owns an interest, except, in the cases of clauses (b) and (c), for such violations, conflictions, defaults or rights of termination, acceleration or modification as would not, or would be reasonably expected to not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement (or the documents to be delivered hereunder) or to materially impair GIC’s ability to perform its obligations under this Agreement (or any such document).

Section 8.04 Consents and Approvals. No approval, consent, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required in connection with GIC’s execution, delivery or performance of this Agreement or any of the documents to be delivered hereunder (including the other Transaction Agreements) to which it is a party.

Section 8.05 Equity Interests. As of immediately prior to the consummation of the applicable transactions contemplated herein, GIC is the sole legal, beneficial, record and equitable owner of, and has (or will have, as applicable) good and valid title to, 360,819,200 Class A Common Units and 18,056.1652 Class P-1 Common Units, respectively, in WB 892, free and clear of all Liens (other than restrictions on transfer (a) that may be imposed by applicable securities Laws or (b) that are set forth in the Organizational Documents of WB 892).

Section 8.06 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or, to GIC’s Knowledge, threatened against GIC. GIC is not insolvent.

Section 8.07 Legal Proceedings. There is no Action of any nature pending or, to GIC’s Knowledge, threatened in writing (a) against, by or otherwise involving, relating to or affecting any Contributed Equity Interests in which GIC indirectly owns an interest; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the documents to be delivered hereunder (including the other Transaction Agreements) to which GIC is a party.

Section 8.08 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of GIC (or any of its Affiliates).

Section 8.09 No Additional Representation or Warranties. GIC makes no representation or warranty in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those representations and warranties expressly set forth in this Article VIII and in the WB 892 Merger Agreement. Without limiting the foregoing, GIC acknowledges that it and its advisors have made their own investigation of the other Parties and, except as provided in the Registration Statement Draft, Article V, Article VI or Article VII with respect to the representations and warranties of the other Parties, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the other Contributed Entities or any of their Subsidiaries (including its respective Contributed Assets), the prospects (financial or otherwise) or the viability or likelihood of success of the business of such Contributed Entities or any of their Subsidiaries as conducted after the Initial Closing or the IPO Closing, as applicable, as contained in any materials provided by or on behalf of the other Parties or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article IX
ADDITIONAL AGREEMENTS, Covenants, RIGHTS
AND OBLIGATIONS

Section 9.01 Underwriting Agreement. Promptly following execution of the Underwriting Agreement, PubCo shall notify the Contributing Parties and GIC of the execution of the Underwriting Agreement. PubCo is hereby authorized to authorize the release of each applicable Party’s respective Lock-Up Agreement contemporaneously with the execution of the Underwriting Agreement.

Section 9.02 Post-Closing Consolidation. On the IPO Closing Date, immediately following the transactions set forth in Section 3.01, OpCo hereby agrees that the following transactions set forth below shall be deemed to occur in the order set forth herein:

(a) WBEF, as the sole member of WaterBridge Holdings LLC (“WaterBridge Holdings”), shall cause the Sixth Amended and Restated Limited Liability Company Agreement of WaterBridge Holdings, dated as of September 14, 2023, to be amended and restated substantially in the form attached hereto as Exhibit N and shall pay or cause to be paid to Elda River an amount equal to the Unpaid Series A Distributions in immediately available funds;

(b) OpCo shall cause the Sixth Amended and Restated Limited Liability Company Agreement of WBEF, dated as of September 14, 2023 (as amended by that First Amendment to Sixth Amended and Restated Limited Liability Company Agreement of WBEF, dated June 27, 2024), to be amended and restated substantially in the form attached hereto as Exhibit O;

(c) OpCo shall cause the Amended and Restated Limited Liability Company Agreement of Desert, dated as of September 15, 2023, to be amended and restated substantially in the form attached hereto as Exhibit P; and

(d) OpCo shall cause the Amended and Restated Limited Liability Company Agreement of NDB Midstream LLC, dated as of May 3, 2023, to be amended and restated substantially in the form attached hereto as Exhibit Q.

Section 9.03 Conduct of Business. Except (w) as otherwise permitted or contemplated by this Agreement, (x) as otherwise required by Law, (y) as set forth on Section 9.03 of each Party’s respective Disclosure Schedule, as applicable, or (z) with the prior written consent of PubCo and a Supermajority Interest (which consent, in each case, of PubCo and such Supermajority Interest, will not be unreasonably withheld, delayed or conditioned), each of the Contributing Parties agrees that from the Execution Date through the IPO Closing Date or earlier termination of this Agreement in accordance with Article XIII:

(a) with respect to each Contributing Party’s respective Business, such Contributing Party shall and shall cause its respective Contributed Entity to (i) conduct or cause to be conducted the Business in the ordinary course of business (including operating the applicable Contributed Assets in the ordinary course of business) in all material respects and in compliance in all material respects with applicable Laws, Permits and Material Contracts, and (ii) use or cause to be used commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of the Business and to preserve the material relationships of the Business with operators, producers, customers, suppliers, others having business dealings with the Business, and Governmental Authorities; and

(b) no Contributing Party shall cause its respective Contributed Entity to (and no Contributed Entity shall) take any of the following actions:

(i) except as contemplated by the transactions set forth in Article II and Article III herein, terminate, amend, modify, extend or waive any material right under the Organizational Documents of such Contributed Entity;

(ii) except as contemplated by the transactions set forth in Article II and Article III herein, terminate, amend, modify, extend or waive any material right under any Material Contract; provided, however, notwithstanding anything to the contrary in this Agreement, each Contributed Entity may terminate, amend, modify, extend or waive any material right under any Material Contract under clauses (b), (f), (h), (k), and (l) (in each case, including such Material Contracts that would otherwise be included in clause (m) as well) of the definition of “Material Contracts” as long as such action is in the ordinary course of business and would not, individually or in the aggregate, be reasonably expected to materially and adversely affect the applicable Contributed Entity;

(iii) enter into any Contract that, if in effect as of the Execution Date, would be a Material Contract;

(iv) except in connection with the transactions contemplated by this Agreement or any other Transaction Agreements, authorize, issue, subdivide, redeem, repurchase, or reclassify any Equity Interests or any options, warrants or rights to acquire any Equity Interests or any interest therein;

(v) amend, change or alter the rights, preferences or privileges of any of its respective Equity Interests;

(vi) grant or voluntarily incur any Liens on or against any of its respective Equity Interests (other than restrictions on transfer (A) that may be imposed by applicable securities Laws or (b) that are set forth in the Organizational Documents of such Contributed Entity);

(vii) liquidate (or partially liquidate), dissolve or otherwise wind up the affairs of such Contributed Entity, or adopt a plan of any of the foregoing;

(viii) except in connection with the transactions contemplated by this Agreement or any other Transaction Agreements, enter into any consolidation, merger, reorganization or similar transaction or otherwise acquire any business line or Person, whether by merger or consolidation, purchase of substantial assets or Equity Interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract with respect to the foregoing;

(ix) make, change or revoke any material Tax election; amend any material Tax Return outside the ordinary course of business; file any material Tax Return outside the ordinary course of business; settle or compromise any material Tax liability; enter into any closing or similar agreement with respect to Taxes; surrender or compromise any material Tax refund; extend or waive any statute of limitations in respect of Taxes; or incur any material Tax liability outside the ordinary course of business;

(x) except as set forth on Section 9.03(b)(x) of each Party’s respective Disclosure Schedule (as applicable), mortgage, re-mortgage, pledge, hypothecate, or otherwise encumber or subject to a Lien, any material asset of such Contributed Entity;

(xi) sell, lease, lend, license, exchange, abandon, cancel, or otherwise dispose of any material asset of such Contributed Entity;

(xii) except for trade payables in the ordinary course of business or with respect to any capital expenditure set forth in the applicable development plan included in such Contributed Entity’s Disclosure Schedules attached as Schedule 11 of the Disclosure Schedules, permit the Contributed Entity to (A) create, incur or assume any Indebtedness, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any obligations of any Person other than any Subsidiary of such Contributed Entity or (C) make any loans, advances or capital contributions to, or investments in, any Person other than any Subsidiary of such Contributed Entity;

(xiii) cancel any third-party Indebtedness owed to such Contributed Entity;

(xiv) amend or modify on materially adverse terms or conditions, terminate, permit to lapse or fail to maintain (without replacement on substantially similar or no less favorable terms and conditions) any existing material Permit held by a Contributed Entity;

(xv) settle any Action or compromise or settle any liability arising therefrom or at dispute therein which results in restrictions or limitations that materially and adversely affect the ability of the Contributed Entity to conduct its Business after the IPO Closing;

(xvi) authorize, or make any commitment with respect to, any capital expenditure other than capital expenditures made in accordance with the applicable development plan included in such Contributed Entity’s Disclosure Schedules attached as Schedule 11 of the Disclosure Schedules;

(xvii) declare, pay or set aside any dividend or make any distribution except for dividends or distributions set forth on Section 9.03(b)(xvii) of each Party’s respective Disclosure Schedule (as applicable); or

(xviii) enter into an agreement to accomplish any of the foregoing items.

(c) PubCo and OpCo shall, and WBR Holdings and NBD Holdings shall cause each of PubCo and OpCo to, not make any material change to the “Use of Proceeds” section of the Registration Statement Draft relating to the uses of the IPO Proceeds (other than changes to amounts or that are incidental to the inclusion of a price range or the public offering price and size of the Initial Public Offering as set forth in the Final Prospectus).

Prior to the Initial Closing and without limitation to the consents given by each of the applicable Parties pursuant to Section 9.11, nothing in this Section 9.03 shall supersede (i) any of DVN JV Holdco’s consent and other rights pursuant to Water JV’s Organizational Documents, which shall, in each case, remain in full force and effect in accordance with their terms or (ii) each of GIC and Elda River’s consent and other rights pursuant to WBEF’s Organizational Documents, WB 892’s Organizational Documents and the Equityholders Agreement, in each case, as applicable, which shall, in each case, remain in full force and effect in accordance with their terms.

Section 9.04 Further Cooperation. Each Party agrees that it will (and will cause its respective Affiliates to), at any time and from time to time after the Initial Closing or the IPO Closing, as applicable, upon the written request of PubCo or OpCo and without further consideration, do, perform, execute, acknowledge and deliver such further acts, documents, instruments, assignments and certificates, and provide such further assurances, as may be reasonably required to carry out the provisions of this Agreement or give effect to the transactions contemplated hereby or the documents to be delivered hereunder or to carry out and perform any undertaking made by the Parties hereunder or thereunder. Without limiting the foregoing, each Contributing Party shall take such actions as reasonably required to contribute to the applicable Contributed Entity (or such Contributed Entity’s Subsidiary), effective as of the Initial Closing, any assets or Contracts primarily used or held for use in connection with, and any obligations primarily related thereto, such Contributed Entity’s Contributed Assets or Business. Further, each Party shall, as applicable and with respect to the applicable Contributed Assets, (a) actively pursue the unconditional approval of all applicable Governmental Authorities, (b) file and actively pursue approvals from the applicable Governmental Authority of all federal and state change of operator forms, as applicable, and (c) actively pursue all other consents and approvals that may be required in connection with such contribution or merger, in each case, that shall not have been obtained prior to the Initial Closing.

Section 9.05 Control of Other Party’s Business. Nothing contained in this Agreement will give any Party, directly or indirectly, the right to control or direct the operations of any other Party prior to the Initial Closing Date or IPO Closing Date, as applicable. Prior to the Initial Closing, each of the Parties will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business, assets and operations and the business, assets and operations of its respective Subsidiaries (and, for the avoidance of doubt, after the IPO Closing Date, shall maintain control with respect to any portion thereof that is not contributed to PubCo or its Subsidiaries pursuant to this Agreement). The Parties further acknowledge that, except as expressly provided in this Agreement, any of the other Transaction Agreements or any other documents dated as of the date hereof or as of the Initial Closing Date and delivered by the applicable Parties in connection with this Agreement, including without limitation, each Parties rights under Section 9.03 hereof, and without modifying or limiting any of the terms of any of the foregoing, the Five Point Members and PubCo will be able to make all decisions with respect to the terms, launch and consummation of the Initial Public Offering; provided, however, the Five Point Members and PubCo agree to consult in good faith with DVN JV Holdco prior to or concurrently with making any material decisions with respect to the Initial Public Offering, it being understood that each of the Five Point Members and PubCo shall be deemed to have complied with the foregoing proviso if DVN JV Holdco has been afforded the opportunity to attend scheduled meetings among the Five Point Members (or their Affiliates) and the managing underwriters of the Initial Public Offering at which material terms of the Initial Public Offering are discussed. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place PubCo or any of the other Parties in violation of any rule, regulation or policy of any Governmental Authority or applicable Law.

Section 9.06 Initial Public Offering; Lock-Up Period.

(a) Each Contributing Party and GIC agrees, if requested by PubCo or the Representatives, to promptly provide such information as may be reasonably and customarily requested by PubCo or such Representatives (to the extent such information is in the possession of such Contributing Party), and to otherwise reasonably cooperate and use commercially reasonable efforts to facilitate the consummation of the Initial Public Offering; provided, that, with respect to GIC, DVN JV Holdco and WB 892, the foregoing shall not require the grant of, or be deemed to grant, any consent or waive any condition under this Agreement, any of the other Transaction Agreements or any other documents dated as of the date hereof or as of the Initial Closing Date and delivered by the applicable Parties in connection with this Agreement.

(b) In connection with the Initial Public Offering, each Contributing Party and GIC agrees that, upon request of the Representatives and prior to the Initial Closing Date, it shall enter into a customary lock-up agreement (substantially in the form attached as an exhibit to the Underwriting Agreement and not exceeding 180 days after the date of the Underwriting Agreement) covering its Class A shares or securities convertible into or exercisable or exchangeable for Class A shares or any other securities of PubCo and for a period specified by the managing underwriter or managing underwriters of such Initial Public Offering (each a “Lock-Up Agreement”). Such Party shall deliver to PubCo such Party’s executed counterpart to such Lock-Up Agreement prior to the execution of the Underwriting Agreement and agrees that PubCo shall have the right to release such executed counterpart on behalf of such Party immediately following execution of the Underwriting Agreement. Notwithstanding the foregoing, each Lock-Up Agreement (i) shall contain customary exceptions and carveouts that are no less favorable to such Party than any other Lock-Up Agreement and (ii) shall provide that in the event that PubCo or the managing underwriters of the Initial Public Offering waive or terminate any of the restrictions contained in any Lock-Up Agreement or similar agreement with respect to the Equity Interests of any Contributing Party, GIC or any officer, director or holder of more than 1% of the Class A shares of PubCo (in any such case, the “Released Securities”), the restrictions in each other Lock-Up Agreement shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of Equity Interests held by each Contributing Party and GIC, as applicable, as the percentage of Released Securities represent with respect to the Equity Interests held by the Contributing Party, GIC, officer, director or holder holding Released Securities, subject to customary exceptions to be mutually agreed upon with the managing underwriters of the Initial Public Offering.

Section 9.07 NYSE Listing. Prior to the IPO Closing, PubCo will use its best efforts to obtain approval for listing the Class A shares on the NYSE.

Section 9.08 Formation of OpCo. From and after the Execution Date but no earlier than the date of the launch of the “roadshow” with respect to the Initial Public Offering, WBR Holdings will form OpCo as a Delaware limited liability company pursuant to Organizational Documents approved in advance by PubCo (such date of formation, the “OpCo Formation Date”). On the OpCo Formation Date, WBR Holdings shall cause OpCo to, and OpCo shall, execute a joinder to this Agreement (in substantially the form attached hereto as Exhibit B), pursuant to which OpCo shall agree to become, and be deemed to be, a party to this Agreement, subject to the terms, limitations and conditions set forth herein (the “Joinder”).

Section 9.09 Several and Not Joint Obligations. Notwithstanding anything to the contrary in this Agreement, each of the covenants of the Parties contained herein are made severally as to such Party only, and are not made jointly.

Section 9.10 Release. Upon the occurrence of the IPO Closing and effective as of the Initial Closing Date, each of the Contributing Parties and GIC, in each case, on behalf of itself and its Affiliates (in its capacity as a Party as well as its capacity as a partner, member, manager, stockholder or other direct or indirect equityholder, or officer, director or representative of any Contributed Entity), each Contributed Entity, WaterBridge, OpCo and PubCo (collectively, the “Releasing Parties”), hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Initial Closing Date, to the fullest extent permitted by Law, WaterBridge, WBR Holdings, OpCo, GIC, each other Contributing Party, and each of the Contributed Entities and each of their respective Subsidiaries and each other partner, member, manager, stockholder or other direct or indirect equityholder, or officer, director or representative of such Contributed Entity (collectively, the “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever that such Releasing Party may possess against each Released Party, if any, or any of them that arises out of or is based on any (collectively, “Pre-Transaction Claims”) agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary negligence), transaction, fact, event or other matter occurring on or prior to the Initial Closing Date (whether based at law or in equity, based on tort, common law, contract, statute or any other theory of recovery or under any theory of strict liability, negligence, or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, asserted or unasserted, accrued or not accrued) (collectively “Pre-Transaction Matters”), including: (a) claims by such Releasing Party with respect to repayment of loans or indebtedness; (b) any right, title and interest in, to or under any agreements, arrangements or understandings to which such Releasing Party is a party (other than this Agreement or the transactions provided for herein or contemplated hereby); and (c) claims by such Releasing Party with respect to Equity Interests, dividends, distributions, violations of preemptive rights and such Releasing Party’s status as an officer, director, stockholder, partner, member, manager, option holder or other security holder of a Released Party; provided, however, that this Section 9.10 shall not apply to (x) any claim to enforce this Agreement or any other Transaction Agreement or the transactions provided for herein or therein or contemplated hereby or thereby, or (y) any rights or obligations under any existing Contracts between a Releasing Party and Released Party that are not terminated as a result of the transactions contemplated in the Transaction Agreements. Each Releasing Party further agrees, from and after the Initial Closing Date, not to file or bring any claim before any Governmental Authority on the basis of or with respect to any Pre-Transaction Claim concerning any Pre-Transaction Matter against any Released Party. Each Releasing Party (i) acknowledges that such Releasing Party fully comprehends and understands all the terms of this Section 9.10 and their legal effects and (ii) expressly represents and warrants that (A) such Releasing Party is competent to effect the release made in this Section 9.10 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its representatives and (B) such Releasing Party had the opportunity to consult with an attorney of such Releasing Party’s choice regarding this Section 9.10.

Section 9.11 Consent. The execution of this Agreement by each of the Parties shall be deemed to be a consent or waiver by such Party (in its capacity as a Party as well as its capacity as a partner, member, manager, stockholder or other direct or indirect equityholder, or officer, director or representative of any other Party or any Contributed Entity), as applicable, to the transactions expressly provided for in this Agreement and the other Transaction Agreements attached hereto for all purposes under the Organizational Documents of each Contributed Entity or otherwise; provided, however, that the foregoing shall not constitute a consent or waiver by any Indemnified Person under any applicable D&O Provision as set forth in Section 14.14(a).

Section 9.12 Termination of Certain Rights; Terminated Agreements. From and after the Initial Closing, (a) each Party waives any and all rights under the Organizational Documents of each Contributed Entity or otherwise, including any right to appoint a director, manager or observer to the board of directors (or similar governing body) of PubCo, OpCo or any of their Subsidiaries (including any Contributed Entity) and any right to receive information about PubCo, OpCo or their Subsidiaries, other than as set forth in the Shareholders’ Agreement, the Registration Rights Agreement, the PubCo A&R LLCA and the OpCo A&R LLCA, and (b) each Party acknowledges and agrees that each of the agreements listed on Exhibit J attached hereto (the “Terminated Agreements”) shall, subject to Section 13.04, terminate effective upon the Initial Closing (provided that the IPO Closing occurs) and that, subject to Section 9.10, no party to any such Terminated Agreement shall have any rights or obligations or liabilities thereunder after such termination except as expressly contemplated thereby. Without limiting the foregoing, each Party acknowledges that certain of the Parties have entered into a Termination Agreement on the date hereof (the “Termination Agreement”) with the parties to the Terminated Agreements to terminate such Terminated Agreements effective upon the Initial Closing.

Article X
CONDITIONS TO CLOSING

Section 10.01 Conditions to Each Party’s Obligations. The obligation of the Parties to proceed with the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of any one or more of the following conditions, which may be waived in writing, in whole or in part, as to a Party by such Party:

(a) No order, decree, preliminary or permanent injunction or other legal restraint of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted, that enjoins,

prohibits or makes illegal the consummation of the transactions contemplated by Article II or Article III, as applicable, of this Agreement; and

(b) No actions, lawsuits, claims or proceedings shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the transactions contemplated by this Agreement.

Section 10.02 Conditions to the Obligations of PubCo and OpCo. The obligation of PubCo and OpCo to proceed with the Initial Closing or the IPO Closing, in each case, is subject to the satisfaction on or prior to the Initial Closing Date or the IPO Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by PubCo (in its sole discretion):

(a) (i) The representations and warranties of each Contributing Party set forth in Article V (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) and as of the IPO Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each Contributing Party’s Fundamental Representations and the representations and warranties with respect to Section 5.10 shall be true and correct in all but de minimis respects as of the Execution Date, as of the Initial Closing as if made on the date thereof and as of the IPO Closing as if made on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each Contributing Party shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing and the IPO Closing, as applicable.

(b) (i) The representations and warranties of each of NDB Holdings, WaterBridge Resources, WaterBridge II and Desert Holdings set forth in Article VI (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) and as of the IPO Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each of NDB Holdings’, WaterBridge Resources’, WaterBridge II’s and Desert Holdings’ Fundamental Representations and the representations and warranties contained with respect to Section 6.13 shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) and as of the IPO Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each of NDB Holdings, WaterBridge Resources, WaterBridge II and Desert Holdings shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing and the IPO Closing, as applicable.

(c) The representations and warranties of GIC set forth in Article VIII (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) and as of the IPO Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) GIC’s Fundamental Representations shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) and as of the IPO Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) GIC shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing and the IPO Closing, as applicable.

(d) Each applicable Party (other than OpCo and Pubco) has delivered, or caused to be delivered, all applicable documents and instruments required to be delivered pursuant to Section 4.02.

Section 10.03 Conditions to the Obligations of each Contributing Party. The obligation of each Contributing Party to proceed with the Initial Closing and, with respect to DVN JV Holdco, the effectiveness of all of DVN JV Holdco’s consents, waivers and agreements contemplated herein, is subject to the satisfaction on or prior to the Initial Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, solely by the applicable Contributing Party to which each such condition pertains:

(a) (i) The representations and warranties of the Public Company Group set forth in Article VII (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each Public Company Group Member’s Fundamental Representations shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each Public Company Group Member shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(b) (i) The representations and warranties of each of NDB Holdings, WaterBridge Resources, WaterBridge II and Desert Holdings set forth in Article VI (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse

Effect; (ii) each of NDB Holdings’, WaterBridge Resources’, WaterBridge II’s and Desert Holdings’ Fundamental Representations and the representations and warranties contained with respect to Section 6.13 shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each of NDB Holdings, WaterBridge Resources, WaterBridge II and Desert Holdings shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(c) (i) The representations and warranties of each other Contributing Party set forth in Article V (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each other Contributing Party’s Fundamental Representations and the representations and warranties with respect to Section 5.10 shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each other Contributing Party shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(d) (i) The representations and warranties of GIC set forth in Article VIII (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) GIC’s Fundamental Representations shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) GIC shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(e) Each other applicable Party has delivered, or caused to be delivered, all applicable documents and instruments required to be delivered pursuant to Section 4.02.

Section 10.04 Conditions to the Obligations of GIC. The obligation of GIC to proceed with the Initial Closing and the effectiveness of all of GIC’s consents, waivers and agreements contemplated herein, is subject to the satisfaction on or prior to the Initial Closing Date, of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by GIC:

(a) (i) The representations and warranties of the Public Company Group set forth in Article VII (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each Public Company Group Member’s Fundamental Representations shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each Public Company Group Member shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(b) (i) The representations and warranties of each of NDB Holdings, WaterBridge Resources, WaterBridge II and Desert Holdings set forth in Article VI (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each of NDB Holdings’, WaterBridge Resources’, WaterBridge II’s and Desert Holdings’ Fundamental Representations and the representations and warranties contained with respect to Section 6.13 shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each of NDB Holdings, WaterBridge Resources, WaterBridge II and Desert Holdings shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(c) (i) The representations and warranties of each Contributing Party set forth in Article V (other than the Fundamental Representations) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties) in all respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Material Adverse Effect; (ii) each Contributing Party’s Fundamental Representations and the representations and warranties with respect to Section 5.10 shall be true and correct in all but de minimis respects as of the Execution Date and as of the Initial Closing Date as though made on and as of the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); and (iii) each Contributing Party shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Initial Closing.

(d) Each applicable Party (other than GIC) has delivered, or caused to be delivered, all applicable documents and instruments required to be delivered pursuant to Section 4.02.

Article XI
Tax Matters

Section 11.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees incurred in connection with this Agreement and the documents to be delivered hereunder (“Transfer Taxes”) shall be borne and paid by OpCo or its applicable Subsidiary.

OpCo or its applicable Subsidiary shall timely file any Tax Return with respect to Transfer Taxes (and the Parties shall cooperate with respect thereto as necessary).

Section 11.02 Intended Tax Treatment; Tax Elections.

(a) The Parties acknowledge and agree that for U.S. federal (and applicable state and local) income tax purposes (i) the contributions by the WB 892 WaterBridge Holders and certain WBEF Holders contemplated by the WBR Holdings Reorganization will be treated as tax‑deferred contributions to WBR Holdings under Section 721 of the Code, (ii) the contributions by DVN JV Holdco, NDB Holdings, WB 892, WBR Holdings and Elda River contemplated by Section 2.01(c) will be treated as an “assets-over” partnership merger within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i), pursuant to which (x) OpCo will be treated as a continuation of Water JV pursuant to Section 708 of the Code (the “Continuing Partnership”), (y) DVN JV Holdco and NDB Holdings will be treated as continuing partners in the Continuing Partnership, and (z) WBEF will be treated as making tax‑deferred contributions of all of its assets and liabilities to the Continuing Partnership under Section 721 of the Code in exchange for OpCo Interests, and immediately thereafter, WBEF will be treated as distributing such OpCo Interests to WB 892, WBR Holdings and Elda River in liquidation under Section 731 of the Code, (iii) the contributions by Desert Holdings contemplated by Section 2.01(c) will be treated as tax‑deferred contributions to the Continuing Partnership under Section 721 of the Code, (iv) the WB 892 Merger and the election by PubCo to be classified as a corporation for U.S. federal income tax purposes, taken together, will be treated as a “reorganization” within the meaning of Section 368(a) and (v) the purchase of the Acquired OpCo Interests described in Section 3.01(d) will be treated as a taxable sale to PubCo by Elda River of the Acquired OpCo Interests in accordance with Sections 741, 1001 and 1012 of the Code (clauses (i) through (v), collectively, the “Intended Tax Treatment”). The Parties will, and will cause each of their respective Affiliates to, prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and none of the Parties or their respective Affiliates will take any position with any Governmental Authority or otherwise that is inconsistent with the Intended Tax Treatment, except as required by applicable Law.

(b) An election under Section 6226 of the Code (and any similar elections under state or local Law) shall be made for OpCo with respect to any “imputed underpayment” or similar adjustment that relates to any taxable period (or portion thereof) ending on or prior to the Initial Closing Date or the IPO Closing Date, as applicable, and OpCo (and its members) shall take such actions as are needed to effect the foregoing. In addition, any available election under Section 6226 of the Code (and any similar elections under state or local Law) shall be made for any Subsidiaries of OpCo (including each applicable Contributed Entity) with respect to any “imputed underpayment” or similar adjustment that relates to any taxable period (or portion thereof) ending on or prior to the Initial Closing Date or the IPO Closing Date, as applicable, and OpCo (and its members) and any Subsidiaries of OpCo shall take such actions as are needed to effect the foregoing.

(c) The Contributing Parties shall cause OpCo and any Subsidiary of OpCo that is (i) classified as a partnership for U.S. federal income tax purposes and (ii) not held exclusively through one or more entities classified as corporations for U.S. federal income tax purposes to make or maintain an effective election under Section 754 of the Code for the taxable year that includes the IPO Closing Date; provided, that, in the case of any entity in which OpCo owns a direct or indirect interest and which is not controlled by OpCo, the Contributing Parties will only be required to use reasonable best efforts to cause such election to be made for such entity.

(d) The WB 892 Merger Agreement and this Agreement, taken together, are intended to constitute, and the Parties hereto adopt the foregoing as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 11.03 Withholding. Each Party hereto, and their applicable Affiliates or agents, will be permitted to deduct and withhold from any amounts paid pursuant to this Agreement any Taxes required to be deducted or withheld therefrom under applicable Law. If any Person intends to deduct or withhold under this Section 11.03 on any amounts payable pursuant to this Agreement, such Person will use commercially reasonable efforts to give the Person in respect of whom such deduction or withholding will be made at least five (5) Business Days’ prior written notice of such intention and will reasonably cooperate with such Person to reduce, mitigate or eliminate the potential deduction or withholding to the extent permitted under applicable Law, including through accepting any relevant forms, certificates or other documents. Any Taxes so deducted or withheld will be timely paid by such Person to the applicable Governmental Authority and to the extent such Taxes are paid to the applicable Governmental Authority will be treated for purposes of this Agreement as paid to the Person in respect of whom such deduction or withholding was made.

Article XII
SURVIVAL

Section 12.01 Survival. The Parties agree to the survival provisions set forth in Exhibit R.

Article XIII
TERMINATION

Section 13.01 Termination of Agreement.

(a) This Agreement and the transactions contemplated hereby may be terminated as follows:

(i) by PubCo, upon delivery of written notice to the other Parties at any time before the Initial Closing or the IPO Closing;

(ii) by any Party, upon written notice to the other Parties at any time before the Initial Closing, if the transactions contemplated by Article II and/or Article III of this Agreement shall not have been consummated on or prior to such date that that is 180 days from the Execution Date (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 13.01(a)(ii) shall not be available to any such Party whose failure to perform or observe in any material respect any of its obligations under this Agreement proximately caused the failure to consummate the transactions contemplated by Article II and/or Article III of this Agreement on or before the Outside Date;

(iii) by a Public Company Group Member, by written notice to the Contributing Parties at any time before the Initial Closing or the IPO Closing, if a Contributing Party, GIC or Contributed Entity materially breaches this Agreement and such breach (A) would give rise to the failure of a condition set forth in Section 10.02 and (B) is not curable, or if curable, is not cured by the earlier of (x) the Outside Date and (y) 15 days after written notice from such Public Company Group Member stating such Public Company Group Member’s intention to terminate this Agreement pursuant to this Section 13.01(a)(iii) and the basis of such termination; provided that such Public Company Group Member may not terminate this Agreement pursuant to this Section 13.01(a)(iii) if such Public Company Group Member is, at such time, in breach of any provision of this Agreement and such breach would cause a failure of any of the conditions in Section 10.03 or Section 10.04; or

(iv) by a Contributing Party, by written notice to the Public Company Group and other Contributing Parties at any time before the Initial Closing, if a Public Company Group Member, Contributed Entity or other Contributing Party materially breaches this Agreement and such breach (A) would give rise to the failure of a condition set forth in Section 10.03 and (B) is not curable, or if curable, is not cured by the earlier of (x) the Outside Date and (y) 15 days after written notice from such Contributing Party stating such Contributing Party’s intention to terminate this Agreement pursuant to this Section 13.01(a)(iv) and the basis of such termination; provided that such Contributing Party may not terminate this Agreement pursuant to this Section 13.01(a)(iv) if such Contributing Party is, at such time, in breach of any provision of this Agreement and such breach would cause a failure of any of the conditions in Section 10.02, Section 10.03 or Section 10.04 (as applicable);

(v) by GIC, by written notice to the Public Company Group and the Contributing Parties at any time before the Initial Closing, if a Public Company Member, Contributed Entity or Contributing Party materially breaches this Agreement and such breach (A) would give rise to the failure of a condition set forth in Section 10.04 and (B) is not curable, or if curable, is not cured by the earlier of (x) the Outside Date and (y) 15 days after written notice from GIC stating GIC’s intention to terminate this Agreement pursuant to this Section 13.01(a)(v) and the basis of such termination; provided that GIC may not terminate this Agreement pursuant to this Section 13.01(a)(v) if GIC is, at such time, in breach of any provision of this Agreement and such breach would cause a failure of any of the conditions in Section 10.02 or Section 10.03 (as applicable).

Section 13.02 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article XIII, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of this Article XIII and Article XIV shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability arising from fraud or for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved notwithstanding termination of this Agreement pursuant to this Article XIII.

Section 13.03 Enforcement of this Agreement. The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm. Accordingly, the Parties agree that in the event of any breach or threatened breach of this Agreement by one of the Contributing Parties, GIC, PubCo, OpCo, Water JV, WBEF or Desert, to the fullest extent permitted by Law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

Section 13.04 Rescission Events.

(a) Notwithstanding anything to the contrary, upon the occurrence of a Rescission Event (as defined herein), each Contributing Party’s transfer of the Contributed Equity Interests to any Party shall, to the fullest extent permitted by law, be void ab initio and such Party shall return the Contributed Equity Interests to such Contributing Party and the Parties will take all steps necessary to rescind the original transaction for federal and applicable state income tax purposes and all other purposes with effect as of the date of this Agreement. Further, the Parties intend and agree that such rescission shall be effective so as to restore the Parties to the status quo ante in all but de minimis respects (which such de minimis deviations solely resulting in the ordinary course of business from the passage of time), and acknowledge that such rescission shall occur within the same taxable year as the original transaction for each Party, and that no third-party rights may be adversely affected. The Parties shall cooperate and shall take all such actions, and refrain from taking any actions, as may be necessary or advisable to give full effect to the foregoing and to rescind the transactions otherwise contemplated under this Agreement, including (i) filing amended Tax Returns and making any required Tax filings or disclosures, (ii) rescinding any transaction that occurred with respect to the sale of the Contributed Equity Interests, (iii) with respect to the applicable Party, transferring the Contributed Equity Interests to such Contributing Party so that such Contributing Party’s right, title and interest with respect to such Contributed Equity Interests are the same as they were immediately prior to the Initial Closing, (iv) with respect to the applicable Contributing Party, promptly refunding to PubCo or OpCo, as applicable, by wire transfer as directed in writing by such Contributing Party, the Aggregate Consideration paid to the Contributing Party in exchange for the applicable Contributed Equity Interests and (v) taking any other action contemplated by this Agreement or necessary to effectuate the intent of this Section 13.04(a).

(b) As used above: “Rescission Event” means, and shall be deemed to have occurred if, (i) the Initial Public Offering does not occur or is not consummated by the date that is three days following the Initial Closing Date (the “End Date”) or (ii) the Underwriting Agreement has been terminated in accordance with its terms prior to the End Date; provided that, the Parties may waive the occurrence of a Rescission Event or extend Outside Date with the prior written agreement (email being sufficient) of PubCo, WBR Holdings, NDB Holdings, Desert Holdings, DVN JV Holdco, GIC and Elda River.

Article XIV
Miscellaneous

Section 14.01 Expenses. If (a) the IPO Closing occurs, OpCo shall reimburse the reasonable and documented out-of-pocket costs and expenses (including all Transaction Expenses and excluding Taxes) incurred by the Parties in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses with respect to the Initial Public Offering), or (b) the IPO Closing does not occur, WBEF and Water JV shall each cover fifty percent (50%) of all such costs and expenses (including all Transaction Expenses and excluding Taxes); provided that none of OpCo, WBEF or Water JV shall have any obligation under the foregoing clauses (a) and (b) to reimburse Elda River, DVN JV Holdco or GIC, in each case, for any amounts exceeding the amounts set forth on Schedule 14.01 of the PubCo Disclosure Schedule.

Section 14.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (provided that if the sender receives an “out of office” or similar automated message in return indicating that the message has not been delivered to the recipients, delivery by email shall not be deemed to have occurred); or (d) upon the actual receipt shown on the return receipt, first class certified or registered mail, postage prepaid, return receipt requested. Such communications must be sent to the respective Parties at the address set forth opposite such Party’s name on Exhibit I (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.02).

Section 14.03 Joint Preparation. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel. Consequently, in the event an ambiguity or question of intent or interpretation arises, the Parties intend that this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 14.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 14.05 Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedules and the other Schedules hereto), the other Transaction Agreements, the documents and instruments referred to herein and all other documents dated as of the date hereof or as of the Initial Closing Date and delivered by the applicable Parties in connection with this Agreement, constitute the full and entire understanding and agreement among the applicable Parties thereto with respect to the subject matter hereof and thereof, and any other written or oral agreement, understanding, representation or warranty relating to the subject matter hereof or thereof existing by or among the Parties are expressly superseded by this Agreement. All Schedules and Exhibits referenced herein and attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules or Exhibits will be deemed to refer to this entire Agreement, including all Schedules and Exhibits.

Section 14.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder, including by operation of Law, without the prior written consent of the other Parties. Any purported assignment in violation of the foregoing shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 14.07 No Third‑Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights, remedies or liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf (but shall not be obligated to do so).

Section 14.08 Amendment and Modification. This Agreement, including any Exhibit or Schedule, may only be amended, modified or supplemented by an agreement in writing signed by each Party.

Section 14.09 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 14.10 Governing Law. This Agreement (and any Action that may be based upon, arise out of or relate to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would direct the application of the laws of any other jurisdiction. EACH OF THE PARTIES HERETO

AGREES THAT THIS AGREEMENT INVOLVES AT LEAST US$100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii)(A) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT, AND (B) THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL TO THE ADDRESS SPECIFIED IN SECTION 13.02 OF THIS AGREEMENT WITH A VALIDATED PROOF OF MAILING RECEIPT CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (ii)(A) OR (B) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

Section 14.11 Submission to Jurisdiction. Any Action arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted exclusively in the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, any state or federal court located within the State of Delaware), and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

Section 14.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

Section 14.13 No Non‑Party Recourse. This Agreement may only be enforced against, and any Action may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No former, current and future Affiliates or beneficiaries of any Party, or any of their respective former, current and future direct or indirect directors, officers, principals, general or limited partners, financing sources, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling person or agents (unless such Person is expressly a Party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 14.13 shall limit any liability of the Parties for any breach or violation of any provision of this Agreement.

Section 14.14 Directors and Officers.

(a) OpCo acknowledges that (i) each Person that prior to the Initial Closing or the IPO Closing, as applicable, served as a director, manager or officer of any Contributed Entity or any Subsidiary thereof and, with respect to Water JV, that is a “Covered Person” under Water JV’s Organizational Documents (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in their respective Organizational Documents in effect as of immediately prior to the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) following the Execution Date until the seventh anniversary of the IPO Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Contributed Entities’ or any Subsidiary’s obligations. In addition to the foregoing, (i) the Parties hereby agree that, notwithstanding the terms of the D&O Provisions, each Person that prior to Initial Closing or the IPO Closing, as applicable, served as an officer, manager, or director of any Contributed Entity or otherwise is a “Covered Person” under Water JV’s Organizational Documents, shall, for purposes of the foregoing sentence, be deemed to be Indemnified Persons pursuant to the D&O Provisions and shall be entitled to indemnification and the other rights of Indemnified Persons set forth in the immediately preceding sentence to the same extent as each other Indemnified Person as contemplated by and pursuant to this Section 14.14, and (ii) for a period of seven years from the IPO Closing Date, as applicable, OpCo shall, to the fullest extent permitted by law, indemnify, defend and hold harmless each Person that prior to Initial Closing or the IPO Closing, as applicable, served as an officer, manager, or director of any Contributed Entity or otherwise is a “Covered Person” under Water JV’s Organizational Documents, to the fullest extent that the Contributed Entity or any of its Subsidiaries would have been required to do so in accordance with the indemnification, expense reimbursement and exculpation provisions provided in their respective Organizational Documents in effect as of immediately prior to the Execution Date.

(b) At the IPO Closing, OpCo shall, or shall cause WBEF and Water JV, for themselves and on behalf of each of their respective Subsidiaries, to, obtain, maintain or be insured under, and fully pay for irrevocable “tail” insurance policies (“D&O Tail Policy”) naming the Indemnified Persons, as direct beneficiaries with a claims period of at least six years from the IPO Closing Date from one or more reputable insurance carrier(s) with respect to directors’ liability insurance in an amount and scope no less favorable in the aggregate as the existing policies of such Persons with respect to matters existing or occurring at or prior to the IPO Closing Date; provided that in the event that any claim is brought under any such policy prior to the sixth anniversary of the IPO Closing Date, such insurance policies shall be maintained until final disposition thereof. Subject to the foregoing, OpCo shall not, and shall cause WBEF and Water JV to not, cancel or change such insurance policies in any respect which would adversely affect the rights of any Indemnified Person.

(c) In the event that any claims are made under any directors’ and officers’ liability insurance policies maintained by OpCo, PubCo, the Contributing Parties or its Affiliates, or the Contributed Entities and their Subsidiaries after the IPO Closing that may also be covered by the D&O Tail Policy, the D&O Tail Policy shall be deemed to provide primary coverage with respect to such claims, and any such other insurance policies shall be deemed excess thereto.

Section 14.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PUBCO:

WATERBRIDGE INFRASTRUCTURE LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

[Signature Page to Contribution and Corporate Reorganization Agreement]

CONTRIBUTING PARTIES:

DEVON WB HOLDCO L.L.C.

By: /s/ Jeffrey L. Ritenour

Name: Jeffrey L. Ritenour

Title: Executive Vice President

[Signature Page to Contribution and Corporate Reorganization Agreement]

CONTRIBUTING PARTIES:

NDB HOLDINGS LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WBR HOLDINGS LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WB 892 LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WATERBRIDGE RESOURCES LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WATERBRIDGE CO-INVEST LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WATERBRIDGE CO-INVEST II LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

[Signature Page to Contribution and Corporate Reorganization Agreement]

CONTRIBUTING PARTIES:

WATERBRIDGE II LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

ELDA RIVER INFRASTRUCTURE WB LLC

By: /s/ Adam Daley

Name: Adam Daley

Title: Managing Partner

DESERT ENVIRONMENTAL HOLDINGS LLC

By: /s/ Jason Williams

Name: Jason Williams

Title: Chief Financial Officer

[Signature Page to Contribution and Corporate Reorganization Agreement]

CONTRIBUTED ENTITIES:

NDB MIDSTREAM LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

WATERBRIDGE EQUITY FINANCE LLC

By: /s/ Scott L. McNeely

Name: Scott L. McNeely

Title: Executive Vice President, Chief Financial Officer

DESERT ENVIRONMENTAL LLC

By: /s/ Jason Williams

Name: Jason Williams

Title: Chief Financial Officer

[Signature Page to Contribution and Corporate Reorganization Agreement]

GIC:

ASHBURTON INVESTMENT PRIVATE LIMITED

By: /s/ Helen Newell

Name: Helen Newell

Title: Authorized Signatory

[Signature Page to Contribution and Corporate Reorganization Agreement]

Exhibit A

CONTRIBUTING PARTIES AND Contributed Equity Interests

Contributed Equity Interests with respect to WB 892 and WBEF prior to the WBR Holdings Reorganization:

Contributing Party	Contributed Equity Interests
WaterBridge Resources	23.20% of all Class A Common Units in WB 892 27.19% of all Class A Units in WBEF
WaterBridge Co-Invest	4.18% of all Class A Common Units of WB 892 8.18% of all Class A Units in WBEF
WaterBridge Co-Invest II	50.10% of all Class P-1 Common Units in WB 892 61.91% of all Series B Preferred Units in WBEF
WaterBridge II	22.72% of all Class A Common Units in WB 892 26.55% of all Class A Units in WBEF

Contributed Equity Interests after giving effect to the WBR Holdings Reorganization:

Contributing Party	Contributed Equity Interests
NDB Holdings	70.0% of all Equity Interests in Water JV
DVN JV Holdco	30.0% of all Equity Interests in Water JV
Desert Holdings	100% of all Equity Interests in Desert
WBR Holdings	61.91% of all Class A Units in WBEF 61.91% of all Series B Preferred Units in WBEF[1]
WB 892	38.09% of all Class A Units in WBEF 38.09% of all Series B Preferred Units in WBEF
Elda River	100.0% of all Series A Preferred Units in WBEF

1 Contributed to WBEF by WaterBridge Co-Invest II pursuant to Section 2.01(b).

Exhibit A

Exhibit B

Form of Joinder Agreement

[See attached.]

Exhibit B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) to that certain Contribution and Corporate Reorganization Agreement, dated as of September 8, 2025 (as amended or otherwise modified from time to time in accordance with its terms, the “Contribution and Reorganization Agreement”), by and among WaterBridge Infrastructure LLC, a Delaware limited liability company, WBR Holdings LLC, a Delaware limited liability company, NDB Midstream LLC, a Delaware limited liability company, WaterBridge Equity Finance LLC, a Delaware limited liability company, Desert Environmental LLC, a Delaware limited liability company, each of the Persons set forth on Schedule I thereto and each other Person who becomes a Party thereto in accordance with the terms of the Contribution and Reorganization Agreement, is made and entered into by WBI Operating LLC, a Delaware limited liability company (“OpCo”), as of [  ], 2025. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution and Reorganization Agreement.

By executing this Joinder, OpCo hereby agrees to become a party to the Contribution and Reorganization Agreement as “OpCo” and, as applicable, a “Public Company Group Member” thereunder and to accept, be bound by, be subject to, and comply with, in all respects, all of the representations and warranties, covenants, terms, obligations, conditions, and provisions of the Contribution and Reorganization Agreement applicable to “OpCo” and, as applicable, a “Public Company Group Member” thereunder, in each case, in the same manner as if OpCo was an original signatory to the Contribution and Reorganization Agreement.

The provisions of Article XII and Section 14.10 of the Contribution and Reorganization Agreement shall apply to this Joinder, mutatis mutandis.

[Signature Pages Follow]

1

IN WITNESS WHEREOF, OpCo has executed this Joinder as of the date first written above.

WBI OPERATING LLC

By:_______________________________
Name:
Title:

|

Exhibit C

Assets OF CONTRIBUTING PARTIES AND CONTRIBUTED ENTITIES

[See attached.]

Exhibit C

Exhibit D

Percentage Interests; Closing Equity Value

Following the transactions set forth in Section 2.01:2

Contributing Party	OpCo Percentage Interest	PubCo Percentage Interest	See-Through Ownership of OpCo
WBR Holdings	13.29%	50.10%	17.39%
NDB Holdings	49.76%	—	49.76%
Desert Holdings	7.44%	—	7.44%
DVN JV Holdco	21.33%	—	21.33%
Elda River	—[3]	—	—[4]
GIC	—	49.90%	4.08%[5]
PubCo	8.18%	—	—

Following the transactions set forth in Section 3.01:6

Contributing Party	OpCo Unit Percentage Interest
WBR Holdings	13.29%
NDB Holdings	49.76%
Desert Holdings	7.44%

2 Percentages do not reflect (i) the initial issuance of OpCo Interests to Elda River in Section 2.01(c)(i) and (ii) any adjustments solely between NDB Holdings and DVN JV Holdco (and without any effect on any other percentage interests) pursuant to any accrued earn-out payment pursuant to, and prior to the termination of, any Terminated Agreement.

3 Excludes OpCo Interests initially issued to Elda River in Section 2.01(c)(i).

4 Excludes OpCo Interests initially issued to Elda River in Section 2.01(c)(i).

5 GIC will continue to hold 4.08% of the OpCo Units, on a look-through basis, following the transactions set forth in Section 3.01, but before giving effect to any OpCo Units issued to PubCo in the Initial Public Offering, any issuance of Class A shares in a Private Placement and the purchase by PubCo of the Acquired OpCo Interests from Elda River in Section 3.01(d)(ii) (following the initial issuance of OpCo Interests to Elda River in Section 2.01(c)(i)).

6 OpCo Units held by the Contributing Parties (other than Elda River), including on a look-through basis, will be proportionally reduced to reflect that Elda River will own a number of OpCo Units equal to (a) $75 million divided by (b) the price to the public of the Class A shares as set forth on the front cover of the Final Prospectus (the “ER Adjustment Issuance Price”) after (i) the purchase by PubCo of the Acquired OpCo Interests as set forth in Section 3.01(d)(ii) (following the initial issuance of OpCo Interests to Elda River in Section 2.01(c)(i)), (ii) the consummation of the Initial Public Offering and (iii) any issuance of Class A shares in a Private Placement.

Exhibit D

DVN JV Holdco	21.33%
Elda River	—%[7]
PubCo	8.18%

Contributed Entity	Closing Equity Value Percentage
Water JV	71.09%
WBEF	21.47%
Desert	7.44%

7 Elda River will own a number of OpCo Units equal to (a) $75 million divided by (b) ER Adjustment Issuance Price.

Exhibit D

Exhibit E

Form of OpCo A&R LLCA

Exhibit E

Exhibit F

Form of PUBCO A&R LLCA

Exhibit F

Exhibit G

Form of INSTRUMENT OF TRANSFER

Exhibit G

Exhibit H

Form of WB 892 MERGER AGREEMENT

[See attached.]

Exhibit H

FORM OF

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), effective as of [  ], 2025 (the “Effective Date”), is being entered into by and among WB 892 LLC, a Delaware limited liability company (the “Non-Surviving LLC”), WaterBridge Infrastructure LLC, a Delaware limited liability company (the “Surviving LLC”), WBR Holdings LLC, a Delaware limited liability company (“WBR Holdings”), Ashburton Investment Private Limited, a Singapore private limited company (“GIC”, and together with WBR Holdings, the “WB 892 Members”), and NDB Holdings LLC, a Delaware limited liability company (“NDB Holdings”), in accordance with Section 18-209 of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. (the “Act”). Each of the Non-Surviving LLC, the Surviving LLC, WBR Holdings, GIC and NDB Holdings is referred to in this Agreement from time to time individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, as of the Effective Date, WBR Holdings and GIC collectively own all the issued and outstanding limited liability company interests in the Non-Surviving LLC as set forth on Exhibit A;

WHEREAS, as of the Effective Date and before giving effect to the Merger (as defined below), NDB Holdings owns all the issued and outstanding limited liability company interests in, and is the sole member of, the Surviving LLC;

WHEREAS, the Non-Surviving LLC, the Surviving LLC, WBR Holdings, GIC and NDB Holdings, together with the other parties thereto, previously entered into that certain Contribution and Corporate Reorganization Agreement, dated as of [  ], 2025 (the “Contribution Agreement”);

WHEREAS, in connection with the transactions contemplated by the Contribution Agreement, the Non-Surviving LLC and the Surviving LLC desire to merge (the “Merger”), subject to the terms set forth herein;

WHEREAS, the Surviving LLC has elected to be classified as a corporation for U.S. federal income tax purposes, and the Merger, taken together with such election, is intended to be treated for U.S. federal (and applicable state and local) income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, WBR Holdings, as the managing member and as a member of the Non-Surviving LLC, GIC, as a member of the Non-Surviving LLC, and NDB Holdings, as sole member of the Surviving LLC, in their capacities as such, have each, upon the terms and subject to the conditions set forth in this Agreement and in accordance with their respective Organizational Documents, approved (a) this Agreement, (b) the consummation of the Merger, and (c) the filing of a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) by an authorized person of the Surviving LLC.

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.01. The Merger.

(a) On the Effective Date, an authorized person of the Surviving LLC shall, in accordance with Section 1.01(b), file the Certificate of Merger with the Secretary of State and make all other filings or recordings required by the Act in connection with the Merger. [  ] is hereby designated as an “authorized person” of the Surviving LLC within the meaning of the Act and is hereby authorized, for and on behalf of the Surviving LLC, to execute, deliver and cause the filing of the Certificate of Merger with the Secretary of State.

(b) The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State (the “Effective Time”).

(c) At the Effective Time, the Non-Surviving LLC shall be merged with and into the Surviving LLC, whereupon the separate existence of the Non-Surviving LLC shall cease, and the Surviving LLC shall be the surviving limited liability company of the Merger in accordance with Section 18-209 of the Act.

1.02. Membership Certificates and Interests; Consideration. At the Effective Time, by virtue of the Merger and without the consent of any Person:

(a) the limited liability company interests in the Non-Surviving LLC outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into newly issued limited liability company interests in the Surviving LLC (“Surviving LLC Interests”) pursuant to Section 1.02(c);

(b) any certificate evidencing a limited liability company interest in the Non-Surviving LLC outstanding immediately prior to the Effective Time shall be surrendered to the Surviving LLC and shall be cancelled; and

(c) notwithstanding anything to the contrary in the Second Amended and Restated Limited Liability Company Agreement of the Non-Surviving LLC, dated as of August 27, 2020, or in the Limited Liability Company Agreement of the Surviving LLC, dated as of April 11, 2025 (the “Initial LLCA”):

(i)
each member of the Non-Surviving LLC immediately prior to the Effective Time shall (A) cease to be a member of the Non-Surviving LLC; (B) receive the percentage and number of the Surviving LLC Interests set forth opposite its name on Exhibit C; and (C) be admitted as a member of the Surviving LLC pursuant to this Agreement, and the Surviving LLC shall continue without dissolution; and

(ii)
contemporaneous with the issuance of the Surviving LLC Interests and the admission of each member of the Non-Surviving LLC as a member of the Surviving LLC pursuant to Section 1.02(c)(i), (A) the limited liability company interests in the Surviving LLC outstanding immediately prior to the Effective Time shall, in connection with the Merger and without any action on the part of the Surviving LLC or NDB Holdings, be cancelled, and no consideration shall be paid in respect thereof; (B) NDB Holdings shall cease to be a member of the Surviving LLC; (C) NDB Holdings shall be designated as non-member manager of the Surviving LLC; and (D) the Surviving LLC shall continue without dissolution.

1.03 Tax Matters. For U.S. federal income tax purposes, (a) the Parties intend that the election by the Surviving LLC to be classified as an association taxable as a corporation for U.S. federal income tax

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purposes, and the Merger, taken together with such election, be treated as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (b) the Contribution Agreement and this Agreement, taken together, are intended to constitute, and the Parties hereto adopt the foregoing as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Parties will, and will cause each of their respective Affiliates to, prepare and file all tax returns in a manner consistent with the Intended Tax Treatment, and none of the Parties or their respective Affiliates will take any position with any Governmental Authority or otherwise that is inconsistent with the Intended Tax Treatment, except as required by applicable Law.

ARTICLE II

THE SURVIVING LIMITED LIABILITY COMPANY

2.01. Certificate of Formation. The certificate of formation of the Surviving LLC in effect at the Effective Time shall continue to be the certificate of formation of the Surviving LLC unless and until amended in accordance with applicable law. The name of the Surviving LLC shall remain unchanged.

2.02. The Merger.

(a) The Initial LLCA, as amended by this Article II, shall continue to be the limited liability company agreement of the Surviving LLC unless and until amended in accordance with its terms, the Contribution Agreement and applicable Law.

(b) At the Effective Time, pursuant to Section 18-209(f)(2) of the Act, the Initial LLCA is hereby amended as follows:

(i)
The introductory paragraph of the Initial LLCA is hereby amended and restated in its entirety to read as follows: “This LIMITED LIABILITY COMPANY AGREEEMENT of WaterBridge Infrastructure LLC (the ”Company“), dated as of April 11, 2025 (this ”Agreement“), is entered into by WBR Holdings LLC and Ashburton Investment Private Limited, as the sole members of the Company, and NDB Holdings LLC, as the non-member manager of the Company. The term ”Member“ as used herein shall mean both WBR Holdings LLC and Ashburton Investment Private Limited, each in its capacity as a member of the Company. The term ”Manager“ as used herein shall mean NDB Holdings LLC, in its capacity as non-member manager of the Company.”

(ii)
Section 10 of the Initial LLCA is hereby amended and restated in its entirety to read as follows: “The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager, which shall make all decisions and take all actions for the Company. It is the intent of the Members and the Manager that this Agreement be amended and restated pursuant to and in accordance with that certain Contribution and Corporate Reorganization Agreement, dated as of [  ], 2025, among the Company, WBR Holdings LLC, NBD Midstream LLC, WaterBridge Equity Finance LLC, Desert Environmental LLC and the other parties thereto. Notwithstanding the foregoing, the Manager may designate one or more persons, who may or may not be members of the Company, as officers (”Officers“) of the Company. Officers will have such rights and duties as may be designated by the Manager. Notwithstanding any provision of this Agreement to the contrary, any action hereunder requiring the consent, approval or other action of ”the Member“ shall, instead, require the consent, approval or other action of the Manager, and neither Member shall have the power or authority to bind the Company without the consent of the Manager. No Member shall transfer, assign or pledge its interests in the Company without the prior written consent of the Manager.”

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ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.01. Transfer, Conveyance and Assumption. At the Effective Time, the Surviving LLC shall continue in existence and, without further transfer, succeed to and possess all of the rights, privileges and powers of the Non-Surviving LLC, and all of the assets and property of whatever kind and character of the Non-Surviving LLC shall vest in the Surviving LLC without further act or deed; thereafter, the Surviving LLC shall be liable for all of the liabilities and obligations of the Non-Surviving LLC, and any claim or judgment against the Non-Surviving LLC may be enforced against the Surviving LLC, in accordance with Section 18-209 of the Act.

3.02. Further Assurances. If at any time the Surviving LLC shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving LLC the title to any property or right of the Non-Surviving LLC, or otherwise to carry out the provisions hereof, the proper representatives of the Non-Surviving LLC as of the Effective Time shall execute and deliver any and all proper deeds, assignments, and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving LLC, and otherwise to carry out the provisions hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01. Representations and Warranties of the Non-Surviving LLC. The Non-Surviving LLC represents and warrants to the other Parties that each statement contained in this Section 4.01 is true and correct as of the Effective Date.

(a) Organization and Qualification. The Non-Surviving LLC has been duly formed and is validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Non-Surviving LLC is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of the Non-Surviving LLC to consummate the transactions provided for herein or to perform its obligations hereunder.

(b) Authorization; Enforceability. The Non-Surviving LLC has all requisite legal capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Non-Surviving LLC of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite legal action on the part of the Non-Surviving LLC. This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by the Non-Surviving LLC, and (assuming due authorization, execution and delivery by the other Parties) constitute legal, valid and binding obligations of the Non-Surviving LLC, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

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(c) No Conflicts. The execution, delivery and performance by the Non-Surviving LLC of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, violate, or result in a breach or default under, any provision of the Non-Surviving LLC’s Organizational Documents; (ii) violate or conflict with any Law applicable to the Non-Surviving LLC; (iii) require any consent, approval, authorization or permit of, registration declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”), other than any Governmental Authorization that the failure of which to obtain is not reasonably expected to have a material impact on the ability of the Non-Surviving LLC to consummate the transactions contemplated hereby or thereby; or (iv) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions of any material Contract to which the Non-Surviving LLC is a party or by which any of its assets or properties are bound or affected.

(d) Consents and Approvals. No approval, consent, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person by the Non-Surviving LLC is required in connection with the execution, delivery or performance of this Agreement or any of the documents to be delivered hereunder.

(e) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of the Non-Surviving LLC (or any of its Affiliates).

(f) No Additional Representation or Warranties. The Non-Surviving LLC makes no representation or warranty in any provision of this Agreement, other than those representations and warranties expressly set forth in this Section 4.01.

4.02. Representations and Warranties of the Surviving LLC. The Surviving LLC represents and warrants to the other Parties that each statement contained in this Section 4.02 is true and correct as of the Effective Date.

(a) Organization and Qualification. The Surviving LLC has been duly formed and is validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Surviving LLC is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of the Surviving LLC to consummate the transactions provided for herein or to perform its obligations hereunder.

(b) Authorization; Enforceability. The Surviving LLC has all requisite legal capacity, power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Surviving LLC of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite legal action on the part of the Surviving LLC. This Agreement and the

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documents to be delivered hereunder have been duly and validly executed and delivered by the Surviving LLC, and (assuming due authorization, execution and delivery by the other Parties) constitute legal, valid and binding obligations of the Surviving LLC, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery and performance by the Surviving LLC of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, violate, or result in a breach or default under, any provision of the Surviving LLC’s Organizational Documents; (ii) violate or conflict with any Law applicable to the Surviving LLC; (iii) require any Governmental Authorization, other than any Governmental Authorization that the failure of which to obtain is not reasonably expected to have a material impact on the ability of the Surviving LLC to consummate the transactions contemplated hereby or thereby; or (iv) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions of any material Contract to which the Surviving LLC is a party or by which any of its assets or properties are bound or affected.

(d) Consents and Approvals. No approval, consent, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person by the Surviving LLC is required in connection with the execution, delivery or performance of this Agreement or any of the documents to be delivered hereunder (other than the filing of the Certificate of Merger with the Secretary of State).

(e) Valid Issuance of Equity Interests. Each of the Surviving LLC Interests, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable (except to the extent provided in the Act), and will be free and clear of all Liens imposed by or through the Surviving LLC other than restrictions as set forth in this Agreement, the Initial LLCA (as amended by this Agreement) and the other Transaction Agreements (as defined in the Contribution Agreement) and under applicable securities Laws. The issuance of each of the Surviving LLC Interests is not subject to any pre-emptive, authorized or other outstanding rights (contingent or otherwise), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, preferential purchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or other rights of any kind or character relating to such interests and such interests will be registered pursuant to the Securities Act or issued pursuant to a valid exemption from such registration and otherwise issued in compliance with all applicable securities Laws. Other than as set forth in the Contribution Agreement, the Surviving LLC Interests are not subject to any shareholders’ agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale, transfer or voting, distribution rights or disposition of any such Surviving LLC Interests.

(f) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of the Surviving LLC (or any of its Affiliates).

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(g) No Additional Representation or Warranties. The Surviving LLC makes no representation or warranty in any provision of this Agreement, other than those representations and warranties expressly set forth in this Section 4.02.

4.03. Representations and Warranties of the WB 892 Members. Each of GIC and WBR Holdings represents and warrants to the other Parties, severally and not jointly, only as to itself, that each statement contained in this Section 4.03 is true and correct as of the Effective Date.

(a) Organization and Qualification. Such WB 892 Member has been duly formed and is validly existing and in good standing under the laws of Singapore or the State of Delaware, as applicable, with all requisite limited liability company or other applicable organizational power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. Such WB 892 Member is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of such WB 892 Member to consummate the transactions provided for herein or to perform its obligations hereunder.

(b) Authorization; Enforceability. Such WB 892 Member has all requisite legal capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such WB 892 Member of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite legal action on the part of such WB 892 Member. This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by such WB 892 Member, and (assuming due authorization, execution and delivery by the other Parties) constitute legal, valid and binding obligations of such WB 892 Member, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery and performance by such WB 892 Member of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with, violate, or result in a breach or default under, any provision of such WB 892 Member’s Organizational Documents; (ii) violate or conflict with any Law applicable to such WB 892 Member; (iii) require any Governmental Authorization, other than any Governmental Authorization that the failure of which to obtain is not reasonably expected to have a material impact on the ability of such WB 892 Member to consummate the transactions contemplated hereby; or (iv) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions of any material Contract to which such WB 892 Member is a party or by which any of its assets or properties are bound or affected.

(d) Consents and Approvals. No approval, consent, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person by such WB 892 Member is required in connection with the execution, delivery or performance of this Agreement or any of the documents to be delivered hereunder.

(e) Equity Interests in the Non-Surviving LLC. As of immediately prior to the consummation of the Merger, such WB 892 Member is the sole legal, beneficial, record and equitable owner of, and has good and valid title to its respective equity interests in the Non-Surviving LLC as set forth opposite its name

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on Exhibit A, free and clear of all Liens (other than restrictions on transfer (i) that may be imposed by applicable securities Laws or (ii) that are set forth in the Organizational Documents of the Non-Surviving LLC).

(f) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of such WB 892 Member (or any of its Affiliates).

(g) No Additional Representation or Warranties. Such WB 892 Member makes no representation or warranty in any provision of this Agreement, other than those representations and warranties expressly set forth in this Section 4.03.

4.04. Representations and Warranties of NDB Holdings. NDB Holdings represents and warrants to the other Parties that each statement contained in this Section 4.04 is true and correct as of the Effective Date.

(a) Organization and Qualification. NDB Holdings has been duly formed and is validly existing and in good standing under the laws of the State of Delaware with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. NDB Holdings is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the ability of NDB Holdings to consummate the transactions provided for herein or to perform its obligations hereunder.

(b) Authorization; Enforceability. NDB Holdings has all requisite legal capacity, power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by NDB Holdings of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite legal action on the part of NDB Holdings. This Agreement and the documents to be delivered hereunder have been duly and validly executed and delivered by NDB Holdings, and (assuming due authorization, execution and delivery by the other Parties) constitute legal, valid and binding obligations of NDB Holdings, enforceable against it in accordance with their respective terms and conditions, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery and performance by NDB Holdings of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with, violate, or result in a breach or default under, any provision of NDB Holdings’ Organizational Documents; (ii) violate or conflict with any Law applicable to NDB Holdings; (iii) require any Governmental Authorization, other than any Governmental Authorization that the failure of which to obtain is not reasonably expected to have a material impact on the ability of NDB Holdings to consummate the transactions contemplated hereby; or (iv) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions

9

of any material Contract to which NDB Holdings is a party or by which any of its assets or properties are bound or affected.

(d) Consents and Approvals. No approval, consent, order, waiver or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person by NDB Holdings is required in connection with the execution, delivery or performance of this Agreement or any of the documents to be delivered hereunder.

(e) Equity Interests in the Surviving LLC. As of immediately prior to the consummation of the Merger, NDB Holdings is sole legal, beneficial, record and equitable owner of, and has good and valid title to all equity interests in the Surviving LLC, free and clear of all Liens (other than restrictions on transfer (i) that may be imposed by applicable securities Laws or (ii) that are set forth in the Organizational Documents of the Surviving LLC).

(f) Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the origination, negotiation, execution, or performance of this Agreement or consummation of transactions contemplated by this Agreement that one or more of the other Parties (or any of their respective Affiliates) is or could become liable or obligated for based upon arrangements made by or on behalf of NDB Holdings (or any of its Affiliates).

(g) No Additional Representation or Warranties. NDB Holdings makes no representation or warranty in any provision of this Agreement, other than those representations and warranties expressly set forth in this Section 4.04.

ARTICLE V

TERMINATION

5.01. Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of the Surviving LLC and the Non-Surviving LLC; or

(b) by either the Surviving LLC or the Non-Surviving LLC, if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining the Surviving LLC or the Non-Surviving LLC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

5.02. Effect of Termination. If this Agreement is terminated pursuant to Section 5.01, this Agreement shall become void and of no effect with no liability on the part of any Party.

ARTICLE VI

NO SURVIVAL

The Parties hereby agree that all representations and warranties of the Parties shall not survive following the Effective Time. The covenants and agreements of the Parties that, by their terms, are to be performed at or prior to the Effective Time shall survive until the earlier of the Effective Time and the date on which they are fully performed, and the covenants and agreements of the Parties that, by their terms, are to be performed after the Effective Time shall survive the Effective Time until fully performed.

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ARTICLE VII

MISCELLANEOUS

7.01. Certain Defined Terms. The following terms when used in this Agreement have the meanings specified in this Section 7.01:

(a) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b) “Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such relevant Person. The term “control” (including its derivatives and similar terms) of a relevant Person means possessing (whether through beneficial ownership of capital stock or other similar interests, by contract, agreement, or otherwise), directly or indirectly, the power to vote more than 50% of the voting stock or other voting ownership or equity interests of any such relevant Person. For purposes of this Agreement, no Party nor any of its Affiliates is an “Affiliate” of any other Party.

(c) “Contracts” means all contracts, subcontracts, leases, bonds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures or other agreements, commitments or legally binding arrangements, whether written or oral.

(d) “Governmental Authority” means any federal, state, local, tribal or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self‑regulated organization or other non‑governmental regulatory authority or quasi‑governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction, including any tribal authority having or asserting jurisdiction.
(e) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
(f) “Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, lien, collateral assignment, security interest or other encumbrance.
(g) “Organizational Documents” means, with respect to any Person that is not a natural Person, the articles or certificate of incorporation or formation or limited partnership, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.
(h) “Person” means any individual or corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
7.02. Joint Preparation. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel. Consequently, in the event an ambiguity or question of intent or interpretation arises, the Parties intend that this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
7.03. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision

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of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
7.04. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder, including by operation of Law, without the prior written consent of the other Parties. Any purported assignment in violation of the foregoing shall, to the fullest extent permitted by Law, be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.
7.05. No Third-Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns any rights, remedies or liabilities under or by reason of this Agreement; provided that only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf (but shall not be obligated to do so).

7.06. Amendment and Modification. This Agreement, including any Exhibit, may only be amended, modified or supplemented by an agreement in writing signed by each Party.

7.07. Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.08. Governing Law. This Agreement (and any Action that may be based upon, arise out of or relate to the transactions contemplated hereby, to the negotiation, execution or performance hereof, or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would direct the application of the laws of any other jurisdiction.

7.09. Submission to Jurisdiction. Any Action arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted exclusively in the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, any state or federal court located within the State of Delaware), and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

7.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR ACTION WHICH MAY ARISE DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

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HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

7.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NON-SURVIVING LLC:
WB 892 LLC By: ______________________________ Name: Title:

SURVIVING LLC:
WATERBRIDGE INFRASTRUCTURE LLC By: ______________________________ Name: Title:

WBR HOLDINGS:
WBR HOLDINGS LLC By: ______________________________ Name: Title:

NDB HOLDINGS:
NDB HOLDINGS LLC By: ______________________________ Name: Title:

[Signature Page to Agreement and Plan of Merger]

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GIC:
ASHBURTON INVESTMENT PRIVATE LIMITED By: ______________________________ Name: Title:

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

Non-Surviving LLC Interests

WB 892 Member	Non-Surviving LLC Interests	Non-Surviving LLC Class A Common Units	Non-Surviving LLC Class P-1 Common Units
WBR Holdings	50.10%	[●]	[●]
GIC	49.90%	360,819,200	18,056.1652

EXHIBIT B

Certificate of Merger

[See attached.]

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

WB 892 LLC

(a Delaware limited liability company)

MERGING WITH AND INTO

WATERBRIDGE INFRASTRUCTURE LLC

(a Delaware limited liability company)

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned surviving limited liability company executed the following Certificate of Merger:

First: The name and type of entity of the surviving limited liability company is WaterBridge Infrastructure LLC, a Delaware limited liability company.

Second: The jurisdiction in which this surviving limited liability company was formed is Delaware.

Third: The name and type of entity of the limited liability company being merged with and into the surviving limited liability company is WB 892 LLC, a Delaware limited liability company (the “Merging Delaware LLC”). The jurisdiction in which the Merging Delaware LLC was formed is Delaware.

Fourth: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the surviving limited liability company and by the Merging Delaware LLC.

Fifth: The name of the surviving domestic limited liability company is WaterBridge Infrastructure LLC.

Sixth: This Certificate of Merger and the merger of the Merging Delaware LLC with and into the surviving limited liability company shall be effective upon filing this Certificate of Merger with the Secretary of State of the State of Delaware.

Seventh: The executed Agreement and Plan of Merger is on file at 5555 San Felipe Street, Suite 1200, Houston, Texas 77056, a place of business of the surviving limited liability company.

Eighth: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company, on request without cost, to any member of the surviving limited liability company or to any person holding an interest in any other business entity which is to merge or consolidate.

(signature page follows)

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IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by its authorized person this of September, 2025.

WATERBRIDGE INFRASTRUCTURE LLC

By:

Name:

Title: Authorized Person

EXHIBIT C

Surviving LLC Interests

WB 892 Member	Surviving LLC Interests	Surviving LLC Class A Shares	Surviving LLC Class B Shares
WBR Holdings	50.10%	[●]	[●]
GIC	49.90%	[●]	—

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Exhibit I

Notice Information

Exhibit I

Exhibit J

TERMINATED AGREEMENTS

Exhibit J

Exhibit K

registration rights agreement

Exhibit K

Exhibit L

shareholders’ agreement

Exhibit L

Exhibit M

TAX RECEIVABLE agreement

Exhibit M

Exhibit N

FORM OF A&R LLCA OF WATERBRIDGE HOLDINGS

Exhibit N

Exhibit O

FORM OF Seventh A&R LLCA OF WBEF

Exhibit O

Exhibit P

FORM OF SECOND A&R LLCA OF DESERT

Exhibit P

Exhibit Q

FORM OF SECOND A&R LLCA OF WATER JV

Exhibit Q

Exhibit R

SURVIVAL

Schedule 1

Schedule 1

Disclosure ScheduleS

[See attached.]

Schedule 1